INTERNATIONAL TOWER HILL MINES LTD.

(An Exploration Stage Company)

FORM 51-102F1

MANAGEMENT DISCUSSION & ANALYSIS

October 8, 2010

Introduction

This Management Discussion & Analysis ("MD&A&") for International Tower Hill Mines Ltd. (the "Company&" or "ITH&") for the three months ended August 31, 2010 has been prepared by management, in accordance with the requirements of National Instrument 51-102, as of October 8, 2010 and should be read in conjunction with the Company's audited consolidated financial statements for the years ended May 31, 2010, 2009 and 2008.  Except where otherwise noted, all dollar amounts are stated in Canadian dollars.

Caution Regarding Forward Looking Statements

This MD&A contains forward-looking statements and forward-looking information (collectively, "forward-looking statements&") within the meaning of applicable Canadian and US securities legislation.  These statements relate to future events or the future activities or performance of the Company.  All statements, other than statements of historical fact are forward-looking statements.  Information concerning mineral resource estimates also may be deemed to be forward-looking statements in that it reflects a prediction of the mineralization that would be encountered if a mineral deposit were developed and mined.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate, plans and similar expressions, or which by their nature refer to future events.  These forward looking statements include, but are not limited to, statements concerning:

  the Company's strategies and objectives, both generally and specifically in respect of the Livengood project;
  the potential for the expansion of the estimated resources at Livengood;
  the potential for a production decision concerning, and any production at, the Livengood project;
  the completion of a Pre-feasibility Study for the Livengood project;
  the potential for higher grade mineralization to form the basis for a starter pit component in any production scenario at Livengood;
  the potential low strip ratio of the Livengood deposit being amenable for low cost open pit mining that could support a high production rate and economies of scale;
  the potential for cost savings due to the high gravity concentration component of some of the Livengood mineralization;
  the timing of decisions regarding the timing and costs of exploration programs with respect to, and the issuance of the necessary permits and authorizations required for, the Company's ongoing exploration program at Livengood;
  the Company's estimates of the quality and quantity of the resources at its mineral properties;

  the timing and cost of the planned future exploration programs at Livengood, and the timing of the receipt of results therefrom;
  the Company's future cash requirements;
  general business and economic conditions;
  the Company's ability to meet its financial obligations as they come due, and to be able to raise the necessary funds to continue operations;
  the timing and pricing of the proposed financing announced September 28, 2010 ("Financing&");
  the anticipated completion of the Financing;
  the anticipated receipt of regulatory approval/acceptance of the Financing;
  the anticipated use of the proceeds from the Financing;
  the results of the Preliminary Assessment as described under "Current Business Activities - Alaska Property - Livengood Project - Preliminary Assessment&"; and
  the ability of the Company to continue to refine the project economics for the Livengood project, including by increasing proposed production and shortening the proposed mine life.

Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Inherent in forward looking statements are risks and uncertainties beyond the Company's ability to predict or control, including, but not limited to, risks related to the Company's inability to identify one or more economic deposits on its properties, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks identified herein under "Risk Factors&".

The Company cautions investors that any forward-looking statements by the Company are not guarantees of future performance, and that actual results are likely to differ, and may differ materially, from those expressed or implied by forward looking statements contained in this MD&A.  Such statements are based on a number of assumptions which may prove incorrect, including, but not limited to, assumptions about:

  the level and volatility of the price of gold;
  general business and economic conditions;
  the timing of the receipt of regulatory and governmental approvals, permits and authorizations necessary to implement and carry on the Company's planned exploration and potential development program at Livengood;
  conditions in the financial markets generally;

  the Company's ability to secure the necessary consulting, drilling and related services and supplies on favourable terms in connection with not only its ongoing exploration program at Livengood but also in connection with the completion of its pre-feasibility study and in connection with any feasibility study that may be commissioned;
  the Company's ability to attract and retain key staff, particularly in connection with the carrying out of a feasibility study and the development of any mine at Livengood;
  the accuracy of the Company's resource estimates (including with respect to size and grade) and the geological, operational and price assumptions on which these are based;
  the timing of the ability to commence and complete the planned work at Livengood;
  the anticipated terms of the consents, permits and authorizations necessary to carry out the planned exploration programs at Livengood and the Company's ability to comply with such terms on a safe and cost-effective basis;
  the ongoing relations of the Company with its underlying lessors and the applicable regulatory agencies;
  that the metallurgy and recovery characteristics of samples from certain of the Company's mineral properties are reflective of the deposit as a whole;
  the continued development of and potential construction of any mine at the Livengood property not requiring consents, approvals, authorizations or permits that are materially different from those identified to date by the Company;
  the ability of the Company to complete the Financing and to obtain regulatory approval/acceptance;
  the ability of the Company to predict how the net proceeds of the Financing will be used; and
  the timetables for the completion of a pre-feasibility study at Livengood and for any feasibility study that may be commissioned.

In addition, in carrying out the Preliminary Assessment with respect to the Livengood project, as described under "Current Business Activities - Alaska Property - Livengood Project - Preliminary Assessment&" a number of assumptions have been made, which are more particularly described in that section.

These forward looking statements are made as of the date hereof and the Company does not intend and does not assume any obligation, to update these forward looking statements, except as required by applicable law.  For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements.

Historical results of operations and trends that may be inferred from the following discussion and analysis may not necessarily indicate future results from operations.  In particular, the current state of the global securities markets may cause significant reductions in the price of the Company's securities and render it difficult or impossible for the Company to raise the funds necessary to continue operations.  See "Risk Factors - Insufficient Financial Resources/Share Price Volatility&".

Caution Regarding Adjacent or Similar Mineral Properties

This MD&A contains information with respect to adjacent or similar mineral properties in respect of which the Company has no interest or rights to explore or mine.  The Company advises US investors that the mining guidelines of the US Securities and Exchange Commission (the "SEC&") set forth in the SEC's Industry Guide 7 ("SEC Industry Guide 7&") strictly prohibit information of this type in documents filed with the SEC.  As a foreign private issuer preparing this MD&A pursuant to Canadian disclosure requirements under the Canada-U.S. Multi-Jurisdictional Disclosure System, this MD&A is not subject to the requirements of SEC Industry Guide 7.  Readers are cautioned that the Company has no interest in or right to acquire any interest in any such properties, and that mineral deposits on adjacent or similar properties, and any production therefore or economics with respect thereto, are not indicative of mineral deposits on the Company's properties or the potential production from, or cost or economics of, any future mining of any of the Company's mineral properties.

Cautionary Note to US Investors Concerning Reserve and Resource Estimates

National Instrument 43-101 Standards of Disclosure of Mineral Projects ("NI 43-101&") is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.  Unless otherwise indicated, all reserve and resource estimates contained in or incorporated by reference in this MD&A have been prepared in accordance with NI 43-101 and the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the "CIM&") Standards on Mineral Resource and Mineral Reserves, adopted by the CIM Council on November 14, 2004 (the "CIM Standards&") as they may be amended from time to time by the CIM.

United States investors are cautioned that the requirements and terminology of NI 43-101 and the CIM Standards differ significantly from the requirements and terminology set forth in SEC Industry Guide 7.  Accordingly, the Company's disclosures regarding mineralization may not be comparable to similar information disclosed by companies subject to SEC Industry Guide 7.  Without limiting the foregoing, while the terms "mineral resources&", "inferred mineral resources&", "indicated mineral resources&" and "measured mineral resources&" are recognized and required by NI 43-101 and the CIM Standards, they are not recognized by the SEC and are not permitted to be used in documents filed with the SEC by companies subject to SEC Industry Guide 7.  Mineral resources which are not mineral reserves do not have demonstrated economic viability, and US investors are cautioned not to assume that all or any part of a mineral resource will ever be converted into reserves.  Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically.  It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher resource category.  Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or pre-feasibility study, except in rare cases.  The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves&" as in-place tonnage and grade without reference to unit amounts.  The term "contained ounces&" is not permitted under the rules of SEC Industry Guide 7.  In addition, the NI 43-101 and CIM Standards definition of a "reserve&" differs from the definition in SEC Industry Guide 7.  In SEC Industry Guide 7, a mineral reserve is defined as a part of a mineral deposit which could be economically and legally extracted or produced at the time the mineral reserve determination is made, and a "final&" or "bankable&" feasibility study is required to report reserves, the three-year historical price is used in any reserve or cash flow analysis of designated reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

Accordingly, information contained in this MD&A contains descriptions of the Company's mineral deposits that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

All of the Company's public disclosure filings, including its most recent Annual Information Form, management information circular, material change reports, press releases and other information, may be accessed via www.sedar.com and readers are urged to review these materials, including the technical reports filed with respect to the Company's Livengood project.

Current Business Activities

General

During the quarter ended August 31, 2010 and to the date of this MD&A the Company continued to focus on the Livengood gold project in Alaska with an ongoing drilling program, the release of an updated resource estimate and an updated Preliminary Assessment for a combined heap leach - milling production model.

Highlights of the ongoing Summer 2010 Program to date include:

  Infill drilling continues to improve the definition of large higher grade areas within the overall deposit as indicated by holes MK-RC-0410 (97.5 metres of 1.11 g/t gold) and MK-RC-0414 (134.1 metres of 1.32 g/t gold) in the Core Zone.  A higher grade area (+1 g/t gold) is being established in the Core Zone that is approximately 200 metres wide and a kilometre long.  This expansion of the near surface higher grades is anticipated to be the focus of any initial production at Livengood.
  The Money Knob deposit at Livengood continues to expand laterally and several of the recent drill holes indicate a significant expansion of the Core Zone at depth.
  The Company's pre-feasibility study is underway with ongoing hydrological studies, surface mine facility location analysis, phase 2 metallurgical studies (optimizing milling and heap leaching recoveries), deposit-scale geotechnical studies, and continuing environmental baseline data collection.

On August 12, 2010 AngloGold Ashanti (U.S.A.) Exploration Inc. ("AngloGold&") exercised its right to maintain its 13.2907% equity interest in the Company.  As a consequence of AngloGold's election to exercise its "top-up&" right, the Company sold to AngloGold, on a private placement basis, an aggregate of 415,041 common shares at a price of $5.26 per share.  The private placement closed on August 27, 2010.

The proposed spin-out transaction pursuant to the plan of arrangement among the Company, its shareholders and Corvus Gold Inc. ("Plan of Arrangement&") was approved by the shareholders of ITH on August 12, 2010, and the final order of the Supreme Court of British Columbia approving the Plan of Arrangement under the BCBCA to implement the transaction was received on August 20, 2010.  The effective date of the spin-out transaction under the Plan of Arrangement was August 26, 2010 and the common shares of Corvus commenced trading on the TSX on August 30, 2010.  Under the terms of the transaction, the Company retained all assets relating to the Livengood gold project in Alaska, together with approximately $33 million in working capital.  Corvus received all of the Company's other existing Alaska and Nevada assets, together with approximately $3.3 million in working capital.  Following the completion of the spin-out, the Company intends to concentrate on completing the ongoing pre-feasibility study and thereafter, assuming the results of such study are as currently assumed, moving the flagship Livengood project towards feasibility and a potential production decision.

Alaska Property

Livengood Project

Updated Resource Estimate

On June 16, 2010, the Company announced an updated resource estimate for the Livengood Project (Table 1).  The updated independent resource estimate incorporates all drill results received through May 25, 2010, a total of 420 diamond and reverse circulation holes, totalling 121,212 metres.  The June 2010 indicated and inferred mineral resource estimate for the Livengood deposit covers an area of approximately 4 square kilometres and is based on 420 drill holes, which have an average length of 289 metres, and 11 trenches with an average length of 38 metres.  The geology has been modeled to represent the volumes of the different stratigraphic units on the property and these have been used to constrain the resource model.

The resource model for the deposit was developed using Multiple Indicator Kriging techniques.  Indicator variogram modeling was done on 10 metre composites.  Statistical analysis indicated that lithological controls on mineralization are significant and consequently the resource model was constrained by the lithological model developed by the Company.  Spatial statistics indicate that the mineralization shows very reasonable continuity within the range of anticipated operational cutoffs.  Bulk density was estimated on the basis of individual density measurements made on core samples and reverse circulation drill chips from each stratigraphic unit.  In total, 98 measurements were used.  Block density was assigned on the basis of the lithological model.  The resource model, with blocks 15 x 15 by 10 metres, was estimated using nine indicator thresholds.  A change-of-support correction was imposed on the model assuming 5 x 5 x 10 metre selectable mining units.  Classification of indicated and inferred was based on estimation variance relative to sample distance.

The geology of the holes around the margins of the currently drilled area indicates that the favourable host stratigraphy and alteration remain open laterally and at depth, thus indicating that the system could potentially be larger than the current estimate.  The resource estimated at a 0.3 g/t gold cutoff was used for the subsequent updated combined milling/heap leach, base case Preliminary Economic Analysis (see below).  The estimated resource at the 0.5 g/t and 0.7 g/t gold cutoff is presented for comparison (Table 2).

Table 1:  June 2010 Livengood In-situ Resource Summary
at 0.3 g/t cutoff

Classification	Gold Cutoff (g/t)	Tonnes (millions)	Gold (g/t)	Million Ounces Gold
Indicated	0.3	788.9	0.62	15.7
Inferred	0.3	229.1	0.55	4.0

Table 2:  June 2010 Livengood In-situ Resource Summary
at 0.5 and 0.7 g/t cutoffs

Classification	Gold Cutoff (g/t)	Tonnes (millions)	Gold (g/t)	Million Ounces Gold
Indicated	0.5	408.6	0.83	10.9
Inferred	0.5	94.4	0.79	2.4
Indicated	0.7	201.7	1.07	6.9
Inferred	0.7	39.9	1.06	1.4

Preliminary Assessment

ITH initiated pre-feasibility studies in June of 2010 in support of a mine development strategy.  In pursuance of this, a Preliminary Assessment ("PA&") of alternative project configurations was performed to provide guidance in the pre-feasibility study.  The PA evaluated both mining of the oxide portion of the deposit body, and expansion of the mining into the deeper, sulphide portion of the deposit.  Two processing configurations were addressed:

1.

Open pit mining of the oxide portion of the Money Knob with processing limited to heap leach only; and

2.

Open pit mining of both the oxide and sulphide zones with a combination of heap leaching and mill processing (gravity and flotation concentration with Carbon-in-Leach ("CIL&").  Heap leach processing will allow production of approximately 40% of the currently estimated mineable resource,

The Company cautions that the PA is preliminary in nature, and is based on technical and economic assumptions which will be evaluated in the Pre-feasibility Study.  The PA is based on the Livengood in-situ resource model (June, 2010) which consists of material in both the indicated and inferred classification.  Inferred mineral resources are considered too speculative geologically to have technical and economic considerations applied to them.  The current basis of project information is not sufficient to convert the in-situ mineral resources to mineral reserves, and mineral resources that are not mineral reserves do not have demonstrated economic viability.  Accordingly, there can be no certainty that the results estimated in the PA will be realized.  The PA results are only intended as an initial, first-pass review of the potential project economics based on preliminary information.

The Heap Leach Only project configuration was evaluated using the following approach:

  heap leach metallurgical recovery assumptions and operating cost estimates were used in conjunction with the in-situ resource model to select  an open pit mining shell using revenue optimization;
  the pit shell optimization was constrained to the oxidized portion of the deposit by assigning zero metallurgical recovery to the deeper, sulphide zone;
  an open pit design was developed from the open pit mining shell which considered access ramps, mining losses and increased waste required for an actual mining geometry;
  a production schedule for mining recoverable mineralization above a 0.3 g/t gold cut-off grade, recoverable gold production and waste material was developed assuming an mineralization production rate of 100 ktpd;

  capital costs were estimated for a project physical configuration that considered equipment, the location of the open pit and potential sites for waste dumps, heap leach pad and the process facility;
  a financial model was created for the production schedule, capital cost estimate and schedule, and estimated operating costs to project the financial performance of the heap leach only project configuration.

Key statistics for the analysis of the Heap Leach Only project configuration are listed in Table 1.

Table 1  Key Statistics for the Livengood Heap Leach Only Project Configuration

Parameter		Heap Leach Only
Long Term Gold Price	$US/oz	$950

IRR	%	26.9%
NPV @0.0%	k $US	$ 915,338
NPV @5.0%	k $US	$ 579,103
NPV @7.5%	k $US	$ 455,882
NPV @10.0%	k $US	$ 354,531

Initial Capex	k $US	$ 679,851
Deferred Capex	k $US	-
Sustaining Capex	k $US	$ 153,482

Life of Mine (LOM)	years	7.1

LOM mineralization production	Mt	259.3
Mined grade at 0.3 g/t gold cut-off grade	g/t	0.62
Contained gold mined	koz	5,177
Estimated LOM gold production	koz	3,648

Cash operating cost	$US/oz	$486
Total cost	$US/oz	$704

Stripping ratio	Waste:ore	1.10
Assumed LOM heap leach gold recovery	%	70.5%

All costs are 2010 USD, with no escalation.  A long term gold price of $950 per ounce has been used for the financial performance projection, which is consistent with current outlooks and price levels averaged over the past 3 years.  The projected performance of the Heap Leach Only configuration at $950 is relatively strong, with an IRR of 26.9% and a Net Present Value (NPV) at 5% discount rate of $579 M.  Sensitivity of the financial performance was evaluated for a long term gold price between $750 and $1500 per Au ounce.  The sensitivity to gold price indicates that the financial performance weakens quickly at gold prices below the long term assumption, dropping to an IRR of 6.5% and an NPV@5% of $34M for a gold price assumption of $750.  Alternatively, at higher gold price assumptions, the financial performance increases substantially with the IRR increasing to 43.5 % for an increase of gold price to $1150.  Sensitivity of financial performance to assumed processing recoveries was also high, but performance was less sensitive to changes in operating and capital costs assumed.

Full exploitation of the Livengood resource will require the addition of a mill process which would allow extraction of the deeper, sulphide zones.  Accordingly, a project configuration incorporating a heap leach processing facility and a mill using gravity and flotation concentration with CIL for recovery of the gold from concentrates was evaluated at two different mill throughput assumptions. The combination heap leach and mill was evaluated using the following approach:

  heap leach and milling metallurgical recovery assumptions, and operating cost estimates were used in conjunction with the in-situ resource model to select an open pit mining shell using revenue optimization;
  the optimization process was only constrained by the recovery and cost assumptions for the different lithologic units;
  an open pit design was developed from the open pit mining shell which considered access ramps, mining losses and increased waste required for an actual mining geometry;
  two production schedules for mining recoverable mineralization above a 0.3 g/t gold cut-off grade, recoverable gold production and waste material were developed assuming an initial mineralization production rate of 100 ktpd for the heap leaching and the two mill throughputs of approximately 54 ktpd  and 100 ktpd;
  following mill startup, the mining rate was set to maintain the mill production rate, with the heap leach production varying accordingly;
  capital costs were estimated for a project physical configuration that considered equipment, the location of the open pit and potential sites for waste dumps, heap leach pad and the process facility;
  a financial model was created for the production schedule, capital cost estimate and schedule, and estimated operating costs to project the financial performance of the combined heap leach and mill project configuration.

Key statistics for the analysis of the combined Heap Leach and Mill project configuration at the two different mill throughputs are listed in Table 2.

Table 2.  Key Statistics for the Livengood Heap Leach and Mill Project Configuration

Parameter		Heap Leach and 50 ktpd Mill	Heap Leach and 100 ktpd Mill
Long Term Gold Price	$US/oz	$950	$950

IRR	%	15.4%	18.5%
NPV @0.0%	k $US	$ 1,982,082	$ 2,236,376
NPV @5.0%	k $US	$ 813,143	$ 1,112,868
NPV @7.5%	k $US	$ 495,034	$ 759,768

Parameter		Heap Leach and 50 ktpd Mill	Heap Leach and 100 ktpd Mill
NPV @10.0%	k $US	$ 275,370	$ 496,163

Initial Capex	k $US	$ 635,631	$ 682,839
Deferred Capex	k $US	$ 750,214	$ 1,026,658
Sustaining Capex	k $US	$ 503,596	$ 578,476

Life of Mine (LOM)	years	21	13

LOM mineralization production	Mt	648.3	648.3
Mined grade at 0.3 g/t gold cut-off grade	g/t	0.65	0.65
Contained gold mined	koz	13,625	13,625
Estimated LOM Gold production	koz	10,580	10,580

Cash operating cost	$US/oz	$ 560	$534
Total cost	$US/oz	$ 739	$ 734

Stripping ratio	Waste:ore	1.07	1.07
LOM mill gold recovery	%	81.3%	81.3%
LOM leach gold recovery	%	72.6%	72.6%

Internal rates of return for the Heap Leach and Mill configuration are lower for both mill throughput assumptions at 15.4% and 18.5%, for the 50ktpd and 100ktpd throughputs, respectively.  This is due to the larger investment required for construction of the mill and the longer mine life.  However, the NPV@5% is greater for the combination Heap Leach and Mill project configurations at $813M for the 50 ktpd mill throughput and $1,112M for the 100 ktpd mill throughput.  The greater NPV reflects the substantially greater gold production due to exploitation of the deeper, sulphide zones.

Sensitivity to gold price assumption is similar to the Heap Leach Only project configuration, with the IRR dropping to a -0.8% and 1.3% (50 ktpd/100ktpd throughput) for a decrease in gold price assumption to $750.  Increasing the gold price assumption illustrates the substantial leverage of the Livengood project to the gold price, where a $200 price increase (to $1150 per ounce) increases the IRR to 29.2% and 32.6% (50 ktpd/100 ktpd mill throughput), respectively.  Financial performance was also highly sensitive to process recovery assumptions, but was less sensitive to changes in operating and cost assumptions.

The Company plans to focus on the development of the heap leach operation in the oxidized zone, however, it recognizes that significant potential value would remain to be exploited and that construction of a mill would be required to exploit the full potential of Money Knob mineralization.  The Company intends to conduct a two phase pre-feasibility study, with the projected completion of Phase I - Heap Leach Operation in July 2011.  A second phase, with projected completion in December 2011, will address the requirements for eventual addition of a mill to the project configuration.  This two phase approach is required to assure that designs and decisions made for the Heap Leach Only operation do not adversely impact the potential for the addition of a mill.

Site drilling operations will be expanded to include condemnation and geotechnical investigations for the pre-feasibility study.  Metallurgical testing for Phase I will consist of additional column leach tests at 1/2 inch, 1.5 inch and run-of-mine top sizes that are scheduled to begin in October 2010.  Engineering studies required to support the Phase I pre-feasibility study are:

  Metallurgical engineer to design the CIC process plant (currently out for tender);
  Site location, geotechnical assessment and design of the heap leach pad, waste dumps and water storage facilities (underway);
  Site infrastructure, reticulation and road corridor placement and design (to be defined);
  Geotechnical design of pit slopes (to be defined);
  Open pit design and  mining production scheduling (underway);
  Open pit dewatering, site water balance and storage requirements (underway); and
  Construction cost and production operating cost estimation (to be defined).

Final Drilling Results from Livengood Winter 2010 and Initial Results from Summer 2010 Program

On June 1 and July 27, 2010, the Company announced the results for the final 4 holes of the Winter 2010 program, and the initial results from the 50,000-metre Summer 2010 Livengood Drill Program (the "Summer 2010 Program&") (Figure 1, Table 1).  The 2010 Summer Program is primarily focussed on infill drilling, but will also include drilling for step-out resource expansion, the initial testing of prioritized district scale targets and an initial condemnation drilling program.

The 2010 infill drilling program is a key component in the Livengood pre-feasibility study, and has three main goals: (1) to convert the bulk of the current estimated resource in the mine plan from the indicated and inferred categories to the measured and indicated categories, respectively, (2) to better define the higher grade areas of the deposit, and (3) to extend the deposit at depth, because many of the existing drill holes have ended in mineralization.  To date, the overall comparison of the infill drilling (5 spot pattern) results to the originally modeled 75 metre grid pattern continues to be favourable, with many areas open at depth.  To date, about 50% of the Core and Sunshine Zones have been infill drilled and the Company continues to operate 4 drill rigs on this part of the project (2 RC and 2 core) with a 5th drill dedicated to step out drilling in the main deposit area.  The project continues to expand in new areas of the deposit like the Olive Zone southwest of the Core Zone.  A total of seven drill rigs are currently operating at the Livengood project (three reverse circulation and four core rigs).

Northwest
Sunshine Zone
Core Zone
Lillian
Tower
Money Knob
Southwest
Olive
388/389
384
390
382
378
381
379
377
375
376
385
386
10-55
10-54
375
10-52
10-53
374
391
172
380
383/387
Drill Holes
In June 2010 Resource (405)
Previously reported (19)
This report (22)
Drilled, assays pending (34)
Cum. Grade Thickness
50 g/t x m
100 g/t x m
150 g/t x m
200 g/t xm
0
0.35
0.7
kilometres

Figure 1:  Locations of new assay results and current cumulative grade thickness map with zones of the deposit illustrated.  Grade thickness contours are plotted relative to the location of mineralization in the subsurface in angled drill holes and so are offset from the collar locations shown.

Table 1 :  Significant Intercepts from the Late Summer and Winter 2010 Drill Programs*

*Intercepts are calculated using a 0.25 g/t gold cutoff and a maximum of 3 metres of internal waste.

Drill Hole #	From (metres)	To (metres)	Length (metres)	Gold (g/t)
MK-RC-0321	24.38	32.00	7.62	0.75
	45.72	77.72	32.00	0.85
Includes	62.48	67.06	4.58	2.77
	91.44	103.63	12.19	0.63
Includes	96.01	100.58	4.57	1.33
	210.31	220.98	10.67	0.59
	286.51	288.04	1.53	3.34
	310.90	318.52	7.62	0.73
	342.90	349.00	6.10	1.15
	353.57	364.24	10.67	0.75
	387.10	400.81	13.71	0.75
Includes	388.62	394.72	6.10	1.06
	413.00	432.82	19.82	0.77
Includes	422.15	429.77	7.62	1.33
MK-RC-0326	16.76	25.91	9.15	0.75
MK-RC-0328	38.10	59.44	21.34	2.88
	65.53	79.25	13.72	0.70
	96.01	135.64	39.63	0.71

Drill Hole #	From (metres)	To (metres)	Length (metres)	Gold (g/t)
includes	115.82	120.40	4.58	1.35
includes	128.02	131.06	3.04	2.25
	137.16	214.88	77.72	0.77
includes	160.02	167.64	7.62	1.76
includes	192.02	196.60	4.58	3.98
	275.84	306.32	30.48	0.76
includes	280.42	283.46	3.04	2.81
MK-RC-0329	181.36	207.26	25.90	0.59
	271.27	326.14	54.87	0.62
includes	280.42	286.51	6.09	0.98
	338.33	367.28	28.95	0.83
MK-RC-0330	59.44	73.15	13.71	2.47
	152.40	228.60	76.20	1.16
	233.17	303.28	70.11	0.70
includes	252.98	257.56	4.58	1.66
includes	292.61	297.18	4.57	1.60
	344.42	365.76	21.34	0.68
MK-RC-0331	30.48	77.72	47.24	0.85
includes	36.58	42.67	6.09	2.17
includes	73.15	77.72	4.57	1.88
	85.34	131.06	45.72	0.71
	140.21	163.07	22.86	0.58
	298.70	307.85	9.15	0.57
MK-RC-0332	242.32	252.98	10.66	0.59
	289.56	297.18	7.62	0.71
	316.99	327.66	10.67	0.56
MK-RC-0332	335.28	350.52	15.24	0.45
MK-RC-0333	16.76	30.48	13.72	1.05
	54.86	65.53	10.67	0.85
	70.10	79.25	9.15	1.45
	80.77	94.49	13.72	1.17
	158.50	167.64	9.14	1.47
	176.78	190.50	13.72	1.01
	196.60	219.46	22.86	0.61
MK-RC-0334	256.03	327.66	71.63	1.11
includes	269.75	284.99	15.24	3.24
MK-RC-0335	97.54	102.11	4.57	2.90
	118.87	143.26	24.39	2.81
includes	121.92	132.59	10.67	5.87
	164.59	176.78	12.19	1.01
	187.45	213.36	25.91	0.58
	227.08	242.32	15.24	0.56
MK-RC-0337	88.39	131.06	42.67	0.70
includes	91.44	102.11	10.67	1.74
	160.02	219.46	59.44	0.96
includes	181.36	185.93	4.57	1.84
includes	192.02	195.07	3.05	3.46
includes	213.36	216.41	3.05	1.67
	259.08	266.70	7.62	0.72
	272.80	309.37	36.57	0.67
includes	292.61	297.18	4.57	1.59

Drill Hole #	From (metres)	To (metres)	Length (metres)	Gold (g/t)
MK-RC-0338	89.92	109.73	19.81	4.43
	147.83	156.97	9.14	0.73
	160.02	185.93	25.91	0.78
includes	164.59	172.21	7.62	1.36
	274.32	303.28	28.96	0.59
includes	277.37	283.46	6.09	0.91
	312.42	323.09	10.67	0.88
includes	316.99	321.56	4.57	1.48
	324.61	353.57	28.96	0.59
MK-RC-0340	15.24	102.11	86.87	0.68
includes	83.82	89.92	6.10	1.12
	120.40	134.11	13.71	0.88
includes	123.44	132.59	9.15	1.16
	146.30	182.88	36.58	0.91
includes	170.69	181.36	10.67	1.40
MK-RC-0341	105.16	112.78	7.62	0.89
includes	105.16	109.73	4.57	1.25
	153.92	167.64	13.72	0.48
includes	161.54	167.64	6.10	0.87
	208.79	231.65	22.86	0.40
	260.60	280.42	19.82	0.54
MK-10-48	131.98	135.03	3.05	2.60
	164.44	172.74	8.30	1.49
	175.20	194.16	18.96	0.84
includes	177.13	185.26	8.13	1.20
	198.38	227.62	29.24	1.26
	297.09	325.96	28.87	0.52
MK-10-49	232.56	243.97	11.41	0.66
	251.72	258.47	6.75	1.37
	274.11	280.02	5.91	0.87
MK-10-50	63.4	72.5	9.1	1.52
	92.4	95.7	3.4	0.96
	101.5	107.6	6.1	0.50
	121.3	124.4	3.1	1.13
	132.8	144.2	11.3	1.03
	253.8	263.4	9.6	0.57
MK-RC-0339	303.3	324.6	21.3	2.20
MK-RC-0342	3.1	10.7	7.6	6.02
	19.8	36.6	16.8	0.87
includes	33.5	36.6	3.1	2.07
	230.1	263.7	33.5	0.58
includes	236.2	242.3	6.1	1.11
MK-RC-0344	221.0	237.7	16.8	0.67
	248.4	257.6	9.2	1.78
MK-RC-0345	13.7	22.9	9.1	1.87
	51.8	68.6	16.8	2.06
includes	51.8	62.5	10.7	3.00
	85.3	99.1	13.7	0.53
	103.6	112.8	9.2	0.58
	132.6	141.7	9.1	0.86
	153.9	157.0	3.1	1.33

Drill Hole #	From (metres)	To (metres)	Length (metres)	Gold (g/t)
	172.2	178.3	6.1	0.86
	181.4	309.4	128.0	1.32
includes	182.9	190.5	7.6	2.88
includes	214.9	234.7	19.8	2.48
includes	277.4	295.7	18.3	2.22
	315.5	336.8	21.3	0.75
	347.5	356.0	8.5	1.57
MK-RC-0346	39.6	44.2	4.6	0.86
	105.2	111.3	6.1	3.92
MK-RC-0347	48.8	57.9	9.1	0.65
(hole was lost and
redrilled as 348)	85.3	99.1	13.7	0.71
	164.6	167.6	3.0	0.99
MK-RC-0348	64.0	70.1	6.1	0.96
	94.5	108.2	13.7	0.72
	112.8	120.4	7.6	1.43
	157.0	163.1	6.1	0.82
	192.0	199.6	7.6	0.78
	207.3	213.4	6.1	0.81
	292.6	330.7	38.1	0.65
MK-RC-0349	83.8	91.4	7.6	0.78
	237.7	289.6	51.8	0.87
includes	259.1	266.7	7.6	2.23
MK-RC-0350	82.3	88.4	6.1	1.58
includes	85.3	88.4	3.1	2.79
MK-RC-0343	97.5	102.1	4.6	0.95
	184.4	207.3	22.9	0.72
	195.1	207.3	12.2	0.81
MK-RC-0351	41.15	50.29	9.14	0.61
	59.44	62.48	3.04	1.65
	85.34	96.01	10.67	0.56
	114.3	169.16	54.86	0.91
includes	129.54	146.3	16.76	1.82
	172.21	198.12	25.91	0.51
	202.69	268.22	65.53	0.45
MK-RC-0352	202.69	214.88	12.19	0.47
	228.6	231.65	3.05	2.70
	303.28	329.18	25.9	0.48
	362.71	371.86	9.15	0.56
MK-RC-0353	83.82	86.87	3.05	3.00
	144.78	149.35	4.57	1.58
	220.98	225.55	4.57	1.25
MK-10-51	197.51	204.1	6.59	1.02
MK‐RC‐0373	80.77	89.92	9.15	1.55
	103.63	155.45	51.82	0.71
	330.71	347.47	16.76	0.62
	353.57	402.34	48.77	1.92
MK‐RC‐0374	85.34	91.44	6.1	0.91

Drill Hole #	From (metres)	To (metres)	Length (metres)	Gold (g/t)
	135.64	152.4	16.76	0.72
	164.59	182.88	18.29	0.72
	225.55	236.22	10.67	0.98
	243.84	265.18	21.34	0.83
	370.33	393.19	22.86	0.5
MK‐RC‐0375	53.34	62.48	9.14	0.71
	181.36	225.55	44.19	0.76
	254.51	262.13	7.62	0.66
	313.94	316.99	3.05	6.74
	333.76	338.33	4.57	1.16
	384.05	390.14	6.09	1.02
	394.72	397.76	3.04	2.13
MK‐RC‐0376	51.82	56.39	4.57	2.45
	62.48	71.63	9.15	0.76
	83.82	92.96	9.14	0.93
	97.54	141.73	44.19	0.76
	303.28	341.38	38.1	0.9
	362.71	377.95	15.24	1.17
MK‐RC‐0377	123.44	132.59	9.15	0.49
MK‐RC‐0378	10.67	32	21.33	0.96
	38.1	79.25	41.15	1.27
	83.82	106.68	22.86	0.56
	111.25	330.71	219.46	0.94
includes	45.72	54.86	9.14	3.65
includes	228.6	251.46	22.86	1.66
	338.33	358.14	19.81	0.5
MK‐RC‐0379	28.96	36.58	7.62	1.12
MK‐RC‐0380	205.74	207.26	1.52	4.25
	216.41	237.74	21.33	1.73
includes	224.03	230.12	6.09	4.46
	245.36	271.27	25.91	0.57
	284.99	329.18	44.19	1.3
	338.33	353.57	15.24	0.66
MK‐RC‐0381	211.84	227.08	15.24	0.69
MK‐RC‐0382	24.38	56.39	32.01	0.5
	59.44	118.87	59.43	0.59
	120.4	181.36	60.96	2.65
includes	135.64	149.35	13.71	9.15
	224.03	236.22	12.19	0.58
	259.08	280.42	21.34	0.9
	288.04	300.23	12.19	0.69
MK‐RC‐0383	350.52	359.66	9.14	0.51
MK‐RC‐0384	0	3.05	3.05	1.79
MK‐RC‐0385	0	10.67	10.67	0.92
	54.86	73.15	18.29	0.61
	118.87	176.78	57.91	0.54
	184.4	240.79	56.39	0.73
	246.89	269.75	22.86	0.74
	275.84	353.57	77.73	0.64
MK‐RC‐0386	79.25	109.73	30.48	0.54

Drill Hole #	From (metres)	To (metres)	Length (metres)	Gold (g/t)
	114.3	158.5	44.2	0.84
	185.93	245.36	59.43	0.65
	266.7	269.75	3.05	2.76
	283.46	310.9	27.44	0.93
MK‐RC‐0387	353.57	362.71	9.14	0.69
MK‐RC‐0390	0	60.96	60.96	0.48
	99.06	114.3	15.24	0.5
	211.84	233.17	21.33	0.54
MK‐10‐52	150.57	154.98	4.41	2.64
	179.38	190.33	10.95	0.53
	213.97	217.85	3.88	2.25
MK‐10‐53	76.92	82.13	5.21	6.75
	105.87	123.48	17.61	0.73
	142.08	176.91	34.83	1.29
	249.39	258.02	8.63	0.66
	304.38	311.8	7.42	0.94
MK‐10‐54	174.04	176.48	2.44	6.91
MK‐10‐55	134.46	170.78	36.32	1.53
	210.25	237.06	26.81	0.69
	284.42	292.53	8.11	0.86
	324.53	334.67	10.14	0.64

On September 9th, the Company announced the results from an additional 17 of the drill holes completed in the Summer 2010 Program (Figure 2, Table 3).  Highlighted in these latest holes is not only the continued confirmation and expansion of the deposit but the expansion of a shallow, high-grade, northwest trending zone within the Core Zone (MK-RC-405:  6.1m @ 18.2 g/t gold).  This consistent trend of +6 g/t mineralization, which extends for nearly a half a kilometre within the large lower grade deposit, is emerging as one of the key early mining targets for the deposit.  In addition, the newly discovered Olive Zone continues to expand to the north (MK-RC-391: 45.7m @ 1.1 g/t gold) and south (MK-RC 396: 13.7m @ 2.1 g/t gold).

The high grade intersection in MK-RC-0405 represents the 4th intersection of shallow (less than 50 metres vertically) high grade mineralization along a prominent, half kilometre long, well mineralized, NW trend structural zone (Table 2).  This mineralized trend corresponds to a broad area of late quartz veining which is now emerging as a defined and traceable zone.  While high grade mineralization has been encountered throughout this very large gold deposit, the new infill drilling is beginning to outline a consistent shape to the zone, suggesting that this and other high grade zones may form continuous bodies within the larger lower grade deposit that could be the focus of early mine production and significantly raise the average production grade.  Additional work is planned to investigate the continuity of these and other high grade structures within the deposit and the potential for production selectivity.

Table 2: High grade near surface intersections from NW-trend in the Core Zone at Money Knob.
Holes are ordered from NW to SE along the trend

Drill Hole #	From (m)	To (m)	Length (m)	Gold (g/t)
MK-10-47	55.78	60.35	4.57	7.13
MK-RC-0405	21.34	27.43	6.09	18.19
MK-RC-0062	56.39	57.91	1.52	17.95
MK-RC-0186	38.10	59.44	21.34	6.28

Four new holes were returned from the emerging Olive Zone expansion area.  These and previous results highlight a north trending core of high-grade mineralization surrounded by a broad area of low grade.  Mineralization is hosted within the same favourable units as the main deposit to the north.  However, what is encouraging is that the Olive area has no gold in soil anomaly over it and this opens up a large area for exploration to the south of the deposit.  This new resource expansion area remains open and will be the focus of follow up drilling to take place in Fall 2010.

Table 3: Additional Significant Drill Intercepts, Money Knob Deposit*
(*Intercepts are calculated using a 0.25g/t gold cutoff and a maximum of 3 metres of internal waste)

Drill Hole #	From (metres)	To (metres)	Length (metres)	Gold (g/t)	Zone
MK-RC-0391	109.73	117.35	7.62	1.97	Olive
includes	109.73	112.78	3.05	4.05
	124.97	170.69	45.72	1.09
includes	131.06	134.11	3.05	1.67
includes	137.16	140.21	3.05	4.19
includes	147.83	150.88	3.05	5.09
	173.74	190.50	16.76	0.70
includes	176.78	179.83	3.05	2.53
	220.98	236.22	15.24	0.58
	242.32	274.32	32.00	0.60
	309.37	323.09	13.72	0.75

MK-RC-0392	150.88	156.97	6.09	0.45	Lillian (lost hole)

MK-RC-0393	204.22	219.46	15.24	0.85	Sunshine (infill)
	272.80	298.70	25.90	0.79
includes	291.08	295.66	4.58	2.24

MK-RC-0394	33.53	57.91	24.38	0.44	Core (infill)
	65.53	74.68	9.15	0.73
	79.25	99.06	19.81	0.71
includes	79.25	82.30	3.05	2.21
	126.49	187.45	60.96	0.69
	237.74	245.36	7.62	1.01

MK-RC-0395	96.01	109.73	13.72	0.69	Sunshine (infill)
	117.35	124.97	7.62	0.77
	129.54	140.21	10.67	0.88
	163.07	178.31	15.24	0.84
	205.74	256.03	50.29	0.79

Drill Hole #	From (metres)	To (metres)	Length (metres)	Gold (g/t)	Zone
includes	222.50	225.55	3.05	2.64
	320.04	358.14	38.10	0.57

MK-RC-0396	266.70	280.42	13.72	2.06	Olive
includes	277.37	280.42	3.05	7.35
	303.28	313.94	10.66	0.42

MK-RC-0397	28.96	62.48	33.52	0.52	Sunshine (infill)
	74.68	89.92	15.24	0.59
	91.44	120.40	28.96	0.56
includes	94.49	99.06	4.57	1.81
	126.49	185.93	59.44	0.46
	242.32	254.51	12.19	0.51
	269.75	297.18	27.43	0.43
	307.85	315.47	7.62	1.02

MK-RC-0398	1.52	28.96	27.44	0.58	Core (infill)
	48.77	115.82	67.05	0.83
includes	60.96	65.53	4.57	1.93
includes	74.68	77.72	3.04	2.32
includes	85.34	89.92	4.58	1.83
	126.49	172.21	45.72	0.80
includes	126.49	129.54	3.05	1.81
	178.31	216.41	38.10	0.84
includes	184.40	188.98	4.58	2.39
	220.98	239.27	18.29	1.92
includes	220.98	224.03	3.05	4.30
includes	228.60	234.70	6.10	2.28

MK-RC-0399	0.00	128.02	128.02	1.03	Sunshine (infill)
includes	7.62	12.19	4.57	1.97
includes	21.34	24.38	3.04	2.27
includes	33.53	39.62	6.09	2.37
includes	42.67	50.29	7.62	1.63
includes	94.49	97.54	3.05	3.16
	138.68	144.78	6.10	0.91
	161.54	173.74	12.20	0.53
	188.98	205.74	16.76	1.31
includes	188.98	192.02	3.04	3.98
	252.98	259.08	6.10	0.87

Drill Hole #	From (metres)	To (metres)	Length (metres)	Gold (g/t)	Zone
MK-RC-0400	4.57	16.76	12.19	1.06	Core (infill)
	21.34	42.67	21.33	0.57
	67.06	74.68	7.62	0.86
	114.30	141.73	27.43	0.50
	147.83	166.12	18.29	0.68
	170.69	188.98	18.29	0.42
	190.50	198.12	7.62	0.75

MK-RC-0400	207.26	219.46	12.20	0.76	Core (infill)
	248.41	254.51	6.10	1.03

MK-RC-0401	301.75	307.85	6.10	0.97	Olive

MK-RC-0402	65.53	74.68	9.15	2.54	Sunshine (infill)
	85.34	108.20	22.86	0.75
includes	67.06	73.15	6.09	3.59
includes	86.87	89.92	3.05	2.27
	112.78	126.49	13.71	0.85
	140.21	150.88	10.67	0.58
	198.12	211.84	13.72	0.52
	219.46	233.17	13.71	0.77
	240.79	251.46	10.67	1.21
includes	245.36	248.41	3.05	3.05
	278.89	329.18	50.29	0.64
includes	306.32	316.99	10.67	1.09
	333.76	352.04	18.28	0.67

MK-RC-0403		no significant intercepts			Lillian

MK-RC-0405	1.52	12.19	10.67	1.41	Core (infill)
	21.34	27.43	6.09	18.19
	79.25	86.87	7.62	1.69
	106.68	121.92	15.24	0.74
	128.02	150.88	22.86	1.29
includes	144.78	149.35	4.57	3.24
	155.45	185.93	30.48	0.82
includes	166.12	170.69	4.57	1.31
	204.22	213.36	9.14	0.64
	219.46	252.98	33.52	0.54
	259.08	274.32	15.24	0.49
	280.42	291.08	10.66	0.47

Drill Hole #	From (metres)	To (metres)	Length (metres)	Gold (g/t)	Zone
	295.66	332.23	36.57	0.46

MK-RC-0406	106.68	111.25	4.57	4.58	Sunshine (infill)
	135.64	146.30	10.66	0.90
MK-RC-0406	158.50	170.69	12.19	0.68	Sunshine (infill)
includes	158.50	161.54	3.04	1.76
	178.31	193.55	15.24	0.87
includes	204.22	211.84	7.62	1.63
	199.64	217.93	18.29	0.97
	227.08	269.75	42.67	0.89
includes	242.32	249.94	7.62	1.24
includes	265.18	268.22	3.04	1.97

MK-RC-0407	24.38	41.15	16.77	0.42	Sunshine (infill)
	50.29	57.91	7.62	0.69
	82.30	115.82	33.52	0.98
includes	99.06	106.68	7.62	2.99
	118.87	135.64	16.77	0.66
	140.21	152.40	12.19	0.60
	161.54	169.16	7.62	1.99
includes	163.07	167.64	4.57	3.09
	202.69	220.98	18.29	0.77
includes	205.74	211.84	6.10	1.09
	295.66	309.37	13.71	0.48
	313.94	335.28	21.34	0.39
	338.33	367.28	28.95	0.60
	376.43	426.72	50.29	0.61

MK-RC-0408	227.08	236.22	9.14	1.17	Olive
includes	228.60	231.65	3.05	2.45
	242.32	260.60	18.28	0.50
	326.14	344.42	18.28	0.29

MK-10-56	63.70	67.31	3.61	3.56	Sunshine (infill)
	151.43	159.31	7.88	0.58
	211.05	218.54	7.49	1.23

MK-10-58	31.69	40.14	8.45	1.24	Core (infill)
	60.05	66.14	6.09	1.21

Drill Hole #	From (metres)	To (metres)	Length (metres)	Gold (g/t)	Zone
	70.11	173.31	103.20	0.91
includes	109.19	116.50	7.31	1.75
includes	154.84	157.89	3.05	1.84

Sunshine Zone
Northwest
Core Zone
Lillian
Tower
Money Knob
Southwest
Olive
403
392
399
397
10-56
402
395
407
10-58
400
398
394
406
393
405
391
396
401
408
0
0.35
0.7
kilometres
Drill Holes
June 2010 resource (405)
Previously reported (41)
This news release (19)
Drilled, assays pending (49)
Cum. Grade Thickness
50 g/t x m
100 g/t x m
150 g/t x m
200 g/t xm

Figure 2: Locations of new assay results and current cumulative grade thickness map.
Grade thickness contours are plotted relative to the collar locations shown.

On October 7, 2010, the Company announced the results from an additional 20 holes completed in the Summer 2010 Program (Table 4 and Figure 3).

Several drill holes from the Core Zone announced on October 7th returned intercepts below the previous base of drilling indicating that the Livengood mineralized zone continues at depth.  Significant new intersections (Table 4) at depth include 45.7 metres at 0.9g/t gold (333.8 to 379.5 metres down hole) in MK-RC-0410 and 44.2 metres at 0.9 g/t gold (266.7-310.9 metres), 15.2 metres at 1.0 g/t gold (313.9-329.2 metres) and 10.7 metres at 1.0 g/t gold (333.8-344.4 metres), all in MK-RC-0411.  These extensions could expand future pit designs and increase the size of the estimated resource which might be able to be mined should a mine be developed at Livengood.

Sunshine Zone
Northwest
Core Zone
Lillian
Tower
Money Knob
Southwest
Olive
10-59
10-57
415
419
423
426
409
420
422
424
414
411
410
417
427
413
412
416
418
421
Drill Holes
June 2010 Resouce
Previously Reported
This news release
Drilled, assays pending
Cum. Grade Thickness
50 g/t x m
100 g/t x m
150 g/t x m
200 g/t xm
0
0.35
0.7
kilometres

Figure 3: Locations of new assay results and current cumulative grade thickness map.
Grade thickness contours are plotted relative the collar locations shown.

Table 4: Additional Significant Drill Intercepts, Money Knob Deposit*
(*Intercepts are calculated using a 0.25g/t gold cutoff and a maximum of 3 metres of internal waste)

Drill Hole #	From (metres)	To (metres)	Length (metres)	Gold (g/t)	Area
MK-RC-0409	44.20	60.96	16.76	0.47	Sunshine (infill)
	67.06	80.77	13.71	1.01
includes	77.72	80.77	3.05	1.77
	172.21	184.40	12.19	0.55

MK-RC-0410	201.17	298.70	97.53	1.11	Core (infill)
includes	205.74	224.03	18.29	1.73
includes	252.98	260.60	7.62	2.11
includes	266.70	274.32	7.62	1.39
includes	284.99	292.61	7.62	1.24
	307.85	323.09	15.24	0.65
includes	313.94	316.99	3.05	1.75
	333.76	379.48	45.72	0.93

Drill Hole #	From (metres)	To (metres)	Length (metres)	Gold (g/t)	Area
includes	342.90	345.95	3.05	3.78
includes	362.71	374.90	12.19	1.56

MK-RC-0411	111.25	121.92	10.67	0.61	Core (infill)
	141.73	169.16	27.43	0.65
	188.98	195.07	6.09	3.21
	219.46	262.13	42.67	0.81
includes	220.98	228.60	7.62	1.74
	266.70	310.90	44.20	0.86
includes	278.89	291.08	12.19	1.89
	313.94	329.18	15.24	1.04
	333.76	344.42	10.66	1.00

MK-RC-0412	82.30	88.39	6.09	0.55	Olive

MK-RC-0413	257.56	259.08	1.52	3.19	Money Knob

MK-RC-0414	13.72	50.29	36.57	0.86	Core (infill)
	56.39	190.50	134.11	1.32
includes	76.20	89.92	13.72	2.29
includes	97.54	111.25	13.71	2.45
includes	115.82	121.92	6.10	2.34
includes	135.64	140.21	4.57	1.84
includes	153.92	175.26	21.34	2.26
	195.07	204.22	9.15	0.56
	214.88	233.17	18.29	0.99
includes	214.88	217.93	3.05	3.17
	237.74	260.60	22.86	0.61
	262.13	283.46	21.33	0.38

MK-RC-0415	106.68	112.78	6.10	1.54	Tower
includes	106.68	109.73	3.05	2.43
	123.44	134.11	10.67	0.78
	262.13	274.32	12.19	0.30
	277.37	306.32	28.95	0.38
	316.99	333.76	16.77	0.55
	338.33	347.47	9.14	0.67
	382.52	396.24	13.72	0.48

MK-RC-0416	156.97	166.12	9.15	0.93

MK-RC-0417	18.29	32.00	13.71	1.10	Core (infill)

Drill Hole #	From (metres)	To (metres)	Length (metres)	Gold (g/t)	Area
includes	19.81	24.38	4.57	2.57
	48.77	196.60	147.83	0.82
includes	100.58	103.63	3.05	1.85
includes	128.02	138.68	10.66	2.09
	214.88	228.60	13.72	0.56
	280.42	291.08	10.66	0.53
	312.42	320.04	7.62	0.97
	324.61	352.04	27.43	0.43

MK-RC-0418	150.88	166.12	15.24	0.54	Olive
	172.21	199.64	27.43	0.94
includes	182.88	185.93	3.05	2.51

MK-RC-0419	47.24	54.86	7.62	0.92	Tower
	248.41	256.03	7.62	0.92

MK-RC-0420	138.68	149.35	10.67	0.68	Lillian (lost hole)

MK-RC-0421	134.11	143.26	9.15	0.55	Olive
	256.03	262.13	6.10	1.15
includes	259.08	262.13	3.05	2.06
	326.14	335.28	9.14	0.58

MK-RC-0422	117.35	124.97	7.62	1.44	Lillian
includes	137.16	140.21	3.05	2.60
	131.06	140.21	9.15	1.10
	152.40	172.21	19.81	0.52

MK-RC-0423	12.19	24.38	12.19	0.75	Tower
includes	21.34	24.38	3.04	1.88
	333.76	344.42	10.66	2.70
includes	335.28	338.33	3.05	8.53

MK-RC-0424	51.82	76.20	24.38	0.57	Core (infill)
	120.40	179.83	59.43	0.60
	324.61	333.76	9.15	0.72

MK-RC-0426	13.72	21.34	7.62	0.67	Tower

MK-RC-0427	92.96	102.11	9.15	0.55	Core (infill)
	117.35	128.02	10.67	0.66
	143.26	213.36	70.10	1.01

Drill Hole #	From (metres)	To (metres)	Length (metres)	Gold (g/t)	Area
includes	158.50	161.54	3.04	3.43
includes	172.21	181.36	9.15	3.23
	217.93	233.17	15.24	0.54
	237.74	252.98	15.24	0.45

MK-10-57	0.00	37.49	37.49	0.44	Sunshine(infill)
	48.92	92.05	43.13	0.89
includes	67.67	75.29	7.62	2.05
	97.11	116.13	19.02	0.56
	117.96	193.85	75.89	0.96
includes	140.82	146.91	6.09	3.02
includes	173.05	177.39	4.34	3.48
	198.73	211.07	12.34	0.53
	212.29	234.60	22.31	0.43
	238.80	254.05	15.25	1.22
	257.37	267.16	9.79	0.99
includes	258.47	264.86	6.39	1.32
	312.51	324.42	11.91	0.45

MK-10-59	211.77	219.56	7.79	1.52	Tower (infill)
	223.11	240.41	17.30	0.72
	243.48	250.24	6.76	0.76
	261.40	276.45	15.05	0.69

The Company is continuing with the Summer 2010 Program, and further results will be reported when available.

Qualified Person and Quality Control/Quality Assurance

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101, has supervised the preparation of the scientific and technical information that forms the basis for this MD&A and has approved the disclosure herein.  Mr. Pontius is not independent of ITH, as he is the President and CEO and holds common shares and incentive stock options.

Tim Carew, P.Geo., of Reserva International, LLC., a mining geo-scientist, is a Professional Geoscientist in the province of British Columbia (No. 18453) and, as such, is acted as the Qualified Person, as defined in NI 43-101, for the June 2010 resource modeling for the Livengood deposit.  Mr. Carew has a B.Sc. degree in Geology, an M.Sc in Mineral Production Management and more than 34 years of relevant geological and mining engineering experience in operating, corporate and consulting environments.  Both Mr. Carew and Reserva International, LLC. are independent of the Company under NI 43-101.

Dr. Paul D. Klipfel, Ph.D., AIPG, a consulting economic geologist employed by Mineral Resource Services Inc., has acted as the Qualified Person, as defined in NI 43-101, for the exploration data and supervised the preparation of the technical exploration information on which some of this MD&A release is based.  Dr. Klipfel has a PhD in economic geology and more than 28 years of relevant experience as a mineral exploration geologist.  He is a Certified Professional Geologist [CPG 10821] by the American Institute of Professional Geologists.  Both Dr. Klipfel and Mineral Resource Services Inc. are independent of the Company under NI 43-101.

Mr. William J. Pennstrom, Jr., of Pennstrom Consulting Inc., a consulting metallurgical engineer, is acting as the Qualified Person, as defined in NI 43-101, for the metallurgy and mineral processing programs for the Livengood deposit, and development of the PA project financial analysis.  Mr. Pennstrom has a BS degree in Metallurgical Engineering and a Masters degree in Business Management.  He has more than 26 years of relevant experience as a metallurgist, having functioned as an operator, engineer, and process consultant over this time frame.  Mr. Pennstrom is also a Qualified Professional (QP) member of the Mining and Metallurgical Society of America.  Both Mr. Pennstrom and Pennstrom Consulting Inc. are independent of the Company under NI 43-101.

Mr. Quinton de Klerk, Director of Mining Solutions at Cube Consulting, Perth, Australia, is a consulting mining engineer specializing in open pit design, open pit optimization and analysis, mine design, production scheduling, due diligence evaluations and Mineral Reserves reporting.  He is acting as Qualified Person, as defined in NI 43-101, for the open pit optimization and scheduling work for the Livengood Deposit.  Mr. de Klerk has over 15 years experience in open pit mining and is a Corporate Member of the Australasian Institute of Mining and Metallurgy (AusIMM).  He holds a Mine Manager's Certificate in South Africa and a National Higher Diploma in Metalliferous Mining.  Both Mr. de Klerk and Cube Consulting are independent of the Company under NI 43-101.

Mr. John Bell, Sr. Project Manager at MTB Project Management Professionals, Inc of Denver, Colorado, is a graduate civil engineer, with an MBA, specializing in project management, cost estimation, project controls, construction management and contract administration.  Mr. Bell is acting as Qualified Person, defined in NI 43-101, for capex and opex cost review for the Livengood Project.  Mr. Bell has over 46 years experience working in the engineering and construction industry in North and South America, Europe, Australia and Asia.  He is a Life Member of the American Society of Civil Engineers, a Member of the Association for Advancement of Cost Engineering, a Member of the Institution of Engineers, Australia and a Chartered Professional Engineer in Australia (#172814) and a Professional Graduate Member of the Institute of Materials, Minerals and Mining (IMMM - #4572950).  Both Mr. Bell and MTB Project Management Professionals, Inc. are independent of the Company under NI 43-101.

Development work at the Livengood Project is directed by Carl E. Brechtel (Colorado PE 23212, Nevada PE 8744), who is a qualified person as defined by National Instrument 43-101.  He is a graduate geological engineer with and MS degree in mining engineering.  He is a member of the Society for Mining, Metallurgy and Exploration located in Denver Colorado, AusIMM (Australia) and the Southern African Institute of Mining and Metallurgy (South Africa).  Mr. Brechtel has supervised the preparation of some of the technical and economic information that forms the basis for this MD&A and has approved the disclosure herein.  Mr. Brechtel is not independent of ITH, as he is the COO and holds incentive stock options.

The work program at Livengood was designed and is supervised by Chris Puchner, Chief Geologist (CPG 07048), of the Company, who is responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project photograph the core from each individual borehole prior to preparing the split core.  Duplicate reverse circulation drill samples are collected with one split sent for analysis.  Representative chips are retained for geological logging.  On-site personnel at the project log and track all samples prior to sealing and shipping.  All sample shipments are sealed and shipped to ALS Chemex in Fairbanks, Alaska for preparation and then on to ALS Chemex in Reno, Nevada or Vancouver, B.C. for assay.  ALS Chemex's quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025:1999. Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.

 Quality control is further assured by the use of international and in-house standards.  Finally, representative blind duplicate samples are forwarded to ALS Chemex and an ISO compliant third party laboratory for additional quality control.

Financing Activities

During the quarter ended August 31, 2010 and to the date of this MD&A, the Company has carried out the following financing activities:

On August 12, 2010, AngloGold exercised its right to maintain its 13.2907% equity interest in the Company.  AngloGold's equity interest had been diluted by virtue of the Company's issuance of shares since October 31, 2009 (other than in connection with financings), principally due to the exercise of incentive stock options and broker options.  The "top-up&" provision, contained in the June 30, 2006 purchase agreement among AngloGold, the Company and Talon Gold Alaska, Inc. pursuant to which the Company acquired AngloGold's Alaskan assets (including the Company's flagship Livengood property), gives AngloGold the right, twice a year, to maintain its then current equity ownership percentage in the Company on an ongoing basis thereby avoiding dilution as a result of the issuance of shares by the Company in connection with property payments or warrant or option exercises.  AngloGold also has a separate right to participate in any equity financings by the Company up to its then pre-financing percentage equity interest.  As a consequence of AngloGold's election to exercise its "top-up&" right, the Company sold to AngloGold, on a private placement basis, an aggregate of 415,041 common shares at a price of $5.26 per share (reflecting the 5 day volume-weighted average price of the Company's common shares on the TSX preceding August 12, 2010 of $6.18 less the maximum discount (15%), as required by the provisions of the "top-up&" right) for gross proceeds of $2,183,116.  The private placement closed on August 27, 2010.  The common shares issued in the private placement will be subject to a hold period in Canada expiring 4 months plus one day after closing.

On September 28, 2010 the Company announced that it had entered into an agreement with an underwriter (the "Underwriter&") pursuant to which the Underwriter has agreed to purchase, on a bought deal basis, pursuant to a Canadian short form prospectus (the "Canadian Public Offering&"), 10,400,000 common shares of the Company (the "Common Shares&") at a price of $6.25 per Common Share for gross proceeds of $65,000,000.  In addition, the Company will grant the Underwriter an over-allotment option to purchase up to that number of additional Common Shares equal to 15% of the Common Shares sold pursuant to the Canadian Public Offering (maximum of 1,560,000 Common Shares), exercisable for a period of up to 30 days from the closing of the Canadian Public Offering (for additional gross proceeds of up to $9,750,000).  The Underwriter will receive a cash commission of 5% of the gross proceeds raised under the Canadian Public Offering.

In addition, the Company will concurrently offer up to 4,900,000 common shares (the "Private Placement Common Shares&" and together with the Common Shares, the "Offered Securities&") at a price of $6.25 per Private Placement Common Share through a non-brokered private placement (the "Private Placement&") for gross proceeds of up to $30,625,000.  All Private Placement Common Shares issued will be subject to resale restrictions in Canada and the United States.

The closing of the Public Offering is subject to certain conditions including, but not limited to, the completion of satisfactory due diligence by the Underwriter and the acceptance/approval of the Toronto Stock Exchange and the NYSE Amex.  The Private Placement is also subject to the acceptance/approval of the Toronto Stock Exchange and the NYSE Amex and is expected to close concurrently with the Canadian Public Offering.

The Company intends to use the net proceeds from the two financings for continued work on its Livengood Gold project in Alaska and for general working capital purposes.

The Offered Securities have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "1933 Act&") or any applicable state securities laws and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the 1933 Act) or persons in the United States absent registration or an applicable exemption from such registration requirements.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Offered Securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

During the year ended May 31, 2010 the Company completed private placements for gross proceeds of $3,264,998 (closed August 25, 2009), $365,652 (closed March 26, 2010) and $30,000,000 (closed April 1 and 6, 2010).  As disclosed in the Company's press releases announcing such financings, the gross proceeds have been used by the Company for continued work on the Livengood Gold project in Alaska and, in particular, in connection with the Winter 2010 drilling program, the ongoing Summer 2010 Program and the ongoing pre-feasibility study, maintenance work on its Alaska mineral properties (other than Livengood) and North Bullfrog mineral property up to August 26, 2010 (being the date such properties were transferred to Corvus in connection with the implementation of the Plan of Arrangement), and for general working capital.

Risk Factors

Due to the nature of the Company's proposed business and the present stage of exploration of its Livengood property interests (which is an advanced stage exploration project, but with no known reserves), the following risk factors, among others, will apply:

Resource Exploration and Development is Generally a Speculative Business:  Resource exploration and development is a speculative business and involves a high degree of risk, including, among other things, unprofitable efforts resulting both from the failure to discover mineral deposits and from finding mineral deposits which, though present, are insufficient in size and grade at the then prevailing market conditions to return a profit from production.  The marketability of natural resources which may be acquired or discovered by the Company will be affected by numerous factors beyond the control of the Company.  These factors include market fluctuations, the proximity and capacity of natural resource markets, government regulations, including regulations relating to prices, taxes, royalties, land use, importing and exporting of minerals and environmental protection.  The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

While the Livengood project has estimated inferred and indicated resources identified, there are no known reserves on any of the Company's properties.  The majority of exploration projects do not result in the discovery of commercially mineable deposits of ore.  Substantial expenditures are required to establish ore reserves through drilling and metallurgical and other testing techniques, determine metal content and metallurgical recovery processes to extract metal from the ore, and construct, renovate or expand mining and processing facilities.  No assurance can be given that any level of recovery of ore reserves will be realized or that any identified mineral deposit will ever qualify as a commercial mineable ore body which can be legally and economically exploited.

Fluctuation of Metal Prices:  Even if commercial quantities of mineral deposits are discovered by the Company, there is no guarantee that a profitable market will exist for the sale of the metals produced.  The Company's long-term viability and profitability depend, in large part, upon the market price of metals which have experienced significant movement over short periods of time, and are affected by numerous factors beyond the control of the Company, including international economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates and global or regional consumption patterns, speculative activities and increased production due to improved mining and production methods.  The supply of and demand for metals are affected by various factors, including political events, economic conditions and production costs in major producing regions.  There can be no assurance that the price of any minerals produced from the Company's properties will be such that any such deposits can be mined at a profit.

Permits and Licenses:  The operations of the Company will require licenses and permits from various governmental authorities.  There can be no assurance that the Company will be able to obtain all necessary licenses and permits that may be required to carry out exploration, development and mining operations at its projects, on reasonable terms or at all.  Delays or a failure to obtain such licenses and permits or a failure to comply with the terms of any such licenses and permits that the Company does obtain, could have a material adverse effect on the Company.

Acquisition of Mineral Claims under Agreements:  The agreements pursuant to which the Company has the right to acquire interests in a number of its properties at Livengood provide that the Company must make a series of cash payments over certain time periods and/or expend certain minimum amounts on the exploration of the properties.  The Company does not presently have the financial resources required to make all payments and complete all expenditure obligations under its various property acquisition agreements.  Failure by the Company to make such payments or make such expenditures in a timely fashion may result in the Company losing its interest in such properties.  There can be no assurance that the Company will have, or be able to obtain, the necessary financial resources to be able to maintain all of its property agreements in good standing, or to be able to comply with all of its obligations thereunder, with the result that the Company could forfeit its interest in one or more of its mineral properties.

Proposed Amendments to the United States General Mining Law of 1872:  In recent years, the United States Congress has considered a number of proposed amendments to the U.S. General Mining Law of 1872 ("Mining Law&").  If adopted, such legislation, among other things, could impose royalties on mineral production from unpatented mining claims located on United States federal lands (which includes certain of the mining claims at Livengood), result in the denial of permits to mine after the expenditure of significant funds for exploration and development, reduce estimates of mineral reserves and reduce the amount of future exploration and development activity on United States federal lands, all of which could have a material and adverse affect on the Company's cash flow, results of operations and financial condition.

Uncertainties Relating to Unpatented Mining Claims:  Some of the mining claims at the Livengood property are federal or Alaska State unpatented mining claims.  There is a risk that a portion of such unpatented mining claims could be determined to be invalid, in which case the Company could lose the right to mine any minerals contained within those mining claims.  Unpatented mining claims are created and maintained in accordance with the applicable US federal and Alaska state mining laws.  Unpatented mining claims are unique to United States property interests, and are generally considered to be subject to greater title risk than other real property interests due to the validity of unpatented mining claims often being uncertain.  This uncertainty arises, in part, out of the complex federal and state laws and regulations under the Mining Law.  Unpatented mining claims are always subject to possible challenges of third parties or contests by the United States federal or Alaska State governments.  The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law.  Title to the unpatented mining claims may also be affected by undetected defects such as unregistered agreements or transfers.  The Company has not obtained full title opinions for the majority of its mineral properties.  Not all the mineral properties in which the Company has an interest have been surveyed, and their actual extent and location may be in doubt.

Surface Rights and Access:  Although the Company acquires the rights to some or all of the minerals in the ground subject to the mineral tenures that it acquires, or has a right to acquire, in most cases it does not thereby acquire any rights to, or ownership of, the surface to the areas covered by its mineral tenures.  In such cases, applicable mining laws usually provide for rights of access to the surface for the purpose of carrying on mining activities, however, the enforcement of such rights through the courts can be costly and time consuming.  It is necessary to negotiate surface access or to purchase the surface rights if long-term access is required.  There can be no guarantee that, despite having the right at law to access the surface and carry on mining activities, the Company will be able to negotiate satisfactory agreements with any such existing landowners/occupiers for such access or purchase of such surface rights, and therefore it may be unable to carry out planned mining activities.  In addition, in circumstances where such access is denied, or no agreement can be reached, the Company may need to rely on the assistance of local officials or the courts in such jurisdiction the outcomes of which cannot be predicted with any certainty.  The inability of the Company to secure surface access or purchase required surface rights could materially and adversely affect the timing, cost or overall ability of the Company to develop any mineral deposits it may locate.

No Assurance of Profitability:  The Company has no history of production or earnings and due to the nature of its business there can be no assurance that the Company will be profitable.  The Company has not paid dividends on its shares since incorporation and does not anticipate doing so in the foreseeable future.  All of the Company's properties are in the exploration stage and the Company has not defined or delineated any proven or probable reserves on any of its properties.  None of the Company's properties are currently under development.  Continued exploration of its existing properties and the future development of any properties found to be economically feasible, will require significant funds.  The only present source of funds available to the Company is through the sale of its equity shares, short-term, high-cost borrowing or the sale or optioning of a portion of its interest in its mineral properties.  Even if the results of exploration are encouraging, the Company may not have sufficient funds to conduct the further exploration that may be necessary to determine whether or not a commercially mineable deposit exists.  While the Company may generate additional working capital through further equity offerings, short-term borrowing or through the sale or possible syndication of its properties, there is no assurance that any such funds will be available on favourable terms, or at all.  At present, it is impossible to determine what amounts of additional funds, if any, may be required.  Failure to raise such additional capital could put the continued viability of the Company at risk.

Uninsured or Uninsurable Risks:  Exploration, development and mining operations involve various hazards, including environmental hazards, industrial accidents, metallurgical and other processing problems, unusual or unexpected rock formations, structural cave-ins or slides, flooding, fires, metal losses and periodic interruptions due to inclement or hazardous weather conditions.  These risks could result in damage to or destruction of mineral properties, facilities or other property, personal injury, environmental damage, delays in operations, increased cost of operations, monetary losses and possible legal liability.  The Company may not be able to obtain insurance to cover these risks at economically feasible premiums or at all.  The Company may elect not to insure where premium costs are disproportionate to the Company's perception of the relevant risks.  The payment of such insurance premiums and of such liabilities would reduce the funds available for exploration and production activities.

Government Regulation:  Any exploration, development or mining operations carried on by the Company will be subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, mining taxes and labour standards.  The Company cannot predict whether or not such legislation, policies or controls, as presently in effect, will remain so, and any changes therein (for example, significant new royalties or taxes), which are completely outside the control of the Company, may materially adversely affect to ability of the Company to continue its planned business within any such jurisdictions.

Recent market events and conditions: From 2007 into 2010, the U.S. credit markets have experienced serious disruption due to a deterioration in residential property values, defaults and delinquencies in the residential mortgage market (particularly, sub-prime and non-prime mortgages) and a decline in the credit quality of mortgage backed securities.  These problems have led to a slow-down in residential housing market transactions, declining housing prices, delinquencies in non-mortgage consumer credit and a general decline in consumer confidence.  These conditions caused a loss of confidence in the broader U.S. and global credit and financial markets and resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions.  Notwithstanding various actions by the U.S. and foreign governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially.  In addition, general economic indicators have deteriorated, including declining consumer sentiment, increased unemployment and declining economic growth and uncertainty about corporate earnings.

While these conditions appear to have improved slightly in 2010, unprecedented disruptions in the credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies.  These disruptions could, among other things, make it more difficult for the Company to obtain, or increase its cost of obtaining, capital and financing for its operations.  The Company's access to additional capital may not be available on terms acceptable to it or at all.

General economic conditions:  The recent unprecedented events in global financial markets have had a profound impact on the global economy.  Many industries, including the gold and base metal mining industry, are impacted by these market conditions.  Some of the key impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global equity, commodity, foreign exchange and precious metal markets, and a lack of market liquidity.  A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates, and tax rates may adversely affect our growth and profitability.  Specifically:

  The global credit/liquidity crisis could impact the cost and availability of financing and the Company's overall liquidity the volatility of gold and other base metal prices may impact the Company's future revenues, profits and cash flow volatile energy prices, commodity and consumables prices and currency exchange rates impact potential production costs the devaluation and volatility of global stock markets impacts the valuation of the Common Shares, which may impact the Company's ability to raise funds through the issuance of Common Shares

These factors could have a material adverse effect on the Company's financial condition and results of operations.

Insufficient Financial Resources:  The Company does not presently have sufficient financial resources to undertake by itself the preparation of a feasibility study and, if a production decision is made, the construction of a mine at Livengood.  The completion of a feasibility study, and any construction of a mine at Livengood following the making of a production decision will therefore depend upon the Company's ability to obtain financing through the sale of its equity securities, a possible joint venturing of the project or the securing of significant debt financing.  There is no assurance that the Company will be successful in obtaining the required financing to complete a feasibility study or construct and operate a mine at Livengood (should a production decision be made).  Failure to raise the required funds could result in the interest of the Company in the Livengood project being significantly diluted, or lost altogether or the Company being unable to complete a feasibility study or construct a mine at Livengood (following any production decision that may be made).

Financing Risks:  The Company has limited financial resources, has no source of operating cash flow and has no assurance that additional funding will be available to it for further exploration and development of the Livengood project or to fulfil its obligations under any applicable agreements.  Although the Company has been successful in the past in obtaining financing through the sale of equity securities, there can be no assurance that it will be able to obtain adequate financing in the future or that the terms of such financing will be favourable.  Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of Livengood with the possible loss of its interest in such property.

Dilution to the Company's existing shareholders:  The Company may require additional equity financing be raised in the future.  The Company may issue securities on less than favourable terms to raise sufficient capital to fund its business plan.  Any transaction involving the issuance of equity securities or securities convertible into Common Shares would result in dilution, possibly substantial, to present and prospective holders of Common Shares.

Increased costs:  Management anticipates that costs at the Company's projects will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans, if any, in response to the physical shape and location of the ore body.  In addition, costs are affected by the price of commodities such as fuel, rubber and electricity.  Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable.  A material increase in costs at any significant location could have a significant effect on the Company's profitability.

Dependence Upon Others and Key Personnel:  The success of the Company's operations will depend upon numerous factors, many of which are beyond the Company's control, including (i) the ability of the Company to enter into strategic alliances through a combination of one or more joint ventures, mergers or acquisition transactions; and (ii) the ability to attract and retain additional key personnel in exploration, mine development, sales, marketing, technical support and finance.  These and other factors will require the use of outside suppliers as well as the talents and efforts of the Company.  There can be no assurance of success with any or all of these factors on which the Company's operations will depend.  The Company has relied and may continue to rely, upon consultants and others for operating expertise.

Currency Fluctuations:  The Company maintains its accounts in Canadian and U.S. dollars, making it subject to foreign currency fluctuations.  Such fluctuations may materially affect the Company's financial position and results.

Share Price Volatility:  In recent years, the securities markets in the United States and Canada have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly those considered exploration or development stage companies, have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies.  There can be no assurance that significant fluctuations in the trading price of the Company's common shares will not occur, or that such fluctuations will not materially adversely impact on the Company's ability to raise equity funding without significant dilution to its existing shareholders, or at all.

Exploration and Mining Risks:  Fires, power outages, labour disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labour are other risks involved in the operation of mines and the conduct of exploration programs.  Substantial expenditures are required to establish reserves through drilling, to develop metallurgical processes, to develop the mining and processing facilities and infrastructure at any site chosen for mining.  Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis.  The economics of developing mineral properties is affected by many factors including the cost of operations, variations of the grade of ore mined, fluctuations in the price of gold or other minerals produced, costs of processing equipment and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection.  In addition, the grade of mineralization ultimately mined may differ from that indicated by drilling results and such differences could be material.  Short term factors, such as the need for orderly development of ore bodies or the processing of new or different grades, may have an adverse effect on mining operations and on the results of operations.  There can be no assurance that minerals recovered in small scale laboratory tests will be duplicated in large scale tests under on-site conditions or in production scale operations.  Material changes in geological resources, grades, stripping ratios or recovery rates may affect the economic viability of projects.

Environmental Restrictions:  The activities of the Company are subject to environmental regulations promulgated by government agencies in different countries from time to time.  Environmental legislation generally provides for restrictions and prohibitions on spills, releases or emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations.  Certain types of operations require the submission and approval of environmental impact assessments.  Environmental legislation is evolving in a manner which means stricter standards, and enforcement, fines and penalties for non-compliance are more stringent.  Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees.  The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

Regulatory Requirements:  The activities of the Company are subject to extensive regulations governing various matters, including environmental protection, management and use of toxic substances and explosives, management of natural resources, exploration, development of mines, production and post-closure reclamation, exports, price controls, taxation, regulations concerning business dealings with indigenous peoples, labour standards on occupational health and safety, including mine safety, and historic and cultural preservation.  Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties, enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions, any of which could result in the Company incurring significant expenditures.  The Company may also be required to compensate those suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements.  It is also possible that future laws and regulations, or more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspension of the Company's operations and delays in the exploration and development of the Company's properties.

Limited Experience with Development-Stage Mining Operations:  The Company has limited experience in placing resource properties into production, and its ability to do so will be dependent upon using the services of appropriately experienced personnel or entering into agreements with other major resource companies that can provide such expertise.  There can be no assurance that the Company will have available to it the necessary expertise when and if it places the Livengood project into production.

Estimates of Mineral Reserves and Resources and Production Risks:  The mineral resource estimates included in this MD&A are estimates only and no assurance can be given that any particular level of recovery of minerals will in fact be realized or that an identified reserve or resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited.  The estimating of mineral resources and mineral reserves is a subjective process and the accuracy of mineral resource and mineral reserve estimates is a function of the quantity and quality of available data, the accuracy of statistical computations, and the assumptions used and judgments made in interpreting available engineering and geological information.  There is significant uncertainty in any mineral resource or mineral reserve estimate and the actual deposits encountered and the economic viability of a deposit may differ materially from the Company's estimates.  In addition, the grade of mineralization ultimately mined may differ from that indicated by drilling results and such differences could be material.  Production can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions.  Short term factors, such as the need for orderly development of deposits or the processing of new or different grades, may have a material adverse effect on mining operations and on the results of operations.  There can be no assurance that minerals recovered in small scale laboratory tests will be duplicated in large scale tests under on-site conditions or in production scale operations.  Material changes in reserves or resources, grades, stripping ratios or recovery rates may affect the economic viability of projects.  The estimated resources described in this MD&A should not be interpreted as assurances of mine life or of the profitability of future operations.  Estimated mineral resources and mineral reserves may have to be re-estimated based on changes in applicable commodity prices, further exploration or development activity or actual production experience.  This could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence mineral resource or mineral reserve estimates.  Market price fluctuations for gold, silver or base metals, increased production costs or reduced recovery rates or other factors may render any particular reserves uneconomical or unprofitable to develop at a particular site or sites.  A reduction in estimated reserves could require material write downs in investment in the affected mining property and increased amortization, reclamation and closure charges.

Mineral resources are not mineral reserves and there is no assurance that any mineral resources will ultimately be reclassified as proven or probable reserves.  Mineral resources which are not mineral reserves do not have demonstrated economic viability.

Enforcement of Civil Liabilities:  As substantially all of the assets of the Company and its subsidiaries are located outside of Canada, and certain of the directors and officers of the Company are resident outside of Canada, it may be difficult or impossible to enforce judgements granted by a court in Canada against the assets of the Company or the directors and officers of the Company residing outside of Canada.

Mining Industry is Intensely Competitive:  The Company's business of the acquisition, exploration and development of mineral properties is intensely competitive.  The Company may be at a competitive disadvantage in acquiring additional mining properties because it must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than the Company.  The Company may also encounter increasing competition from other mining companies in efforts to hire experienced mining professionals.  Competition for exploration resources at all levels is currently very intense, particularly affecting the availability of manpower, drill rigs and helicopters.  Increased competition could adversely affect the Company's ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

ITH may be a "passive foreign investment company&" under the U.S. Internal Revenue Code, which may result in material adverse U.S. federal income tax consequences to investors in Common Shares that are U.S. taxpayers:  Investors in Common Shares that are U.S. taxpayers should be aware that ITH believes that it has been in prior years, and expects it will be in the current year, a "passive foreign investment company&" under Section 1297(a) of the U.S. Internal Revenue Code (a "PFIC&").  If ITH is or becomes a PFIC, generally any gain recognized on the sale of the Common Shares and any "excess distributions&" (as specifically defined) paid on the Common Shares must be rateably allocated to each day in a U.S. taxpayer's holding period for the Common Shares.  The amount of any such gain or excess distribution allocated to prior years of such U.S. taxpayer's holding period for the Common Shares generally will be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such prior year, and the U.S. taxpayer will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year.

Alternatively, a U.S. taxpayer that makes a "qualified electing fund&" (a "QEF&") election with respect to ITH generally will be subject to U.S. federal income tax on such U.S. taxpayer's pro rata share of ITH's "net capital gain&" and "ordinary earnings&" (as specifically defined and calculated under U.S. federal income tax rules), regardless of whether such amounts are actually distributed by ITH.  U.S. taxpayers should be aware, however, that there can be no assurance that ITH will satisfy record keeping requirements under the QEF rules or that ITH will supply U.S. taxpayers with required information under the QEF rules, in event that ITH is a PFIC and a U.S. taxpayer wishes to make a QEF election.  As a second alternative, a U.S. taxpayer may make a "mark-to-market election&" if ITH is a PFIC and the Common Shares are "marketable stock&" (as specifically defined).  A U.S. taxpayer that makes a mark-to-market election generally will include in gross income, for each taxable year in which ITH is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares as of the close of such taxable year over (b) such U.S. taxpayer's adjusted tax basis in the Common Shares.

Selected Financial Information

Selected Annual Information

The Company's interim consolidated financial statements for the first quarter ended August 31, 2010 (the "Interim Financial Statements&") have been prepared in accordance with Canadian generally accepted accounting principles and practices.  The following selected financial information is taken from the Company's audited consolidated financial statements for the year ended May 31, 2010 and should be read in conjunction with those statements. Selected annual financial information appears below.

Description	May 31, 2010 $	May 31, 2009 $	May 31, 2008 $
Operations:	(annual)	(annual)	(annual)
Interest Income	116,936	126,402	603,094

Consulting (including stock-based compensation)	4,811,853	1,847,672	293,270
Property investigation	478	120,194	110,809
Wages and benefits (including stock-based compensation)	7,647,869	3,239,448	1,087,172
Investor relations (including stock-based compensation)	1,444,927	774,680	782,650
Foreign exchange gain (loss)	(7,257)	181,558	116,912

Loss for the year	(17,868,326)	(9,773,923)	(2,420,090)
Per share	(0.30)	(0.22)	(0.06)
Balance sheet:
Cash	43,460,324	32,489,341	10,859,942
Total Current Assets	44,218,447	32,845,989	11,325,201
Mineral Properties - continuing operations	41,849,485	22,363,153	13,970,149
Mineral Properties - discontinued operations	12,245,690	11,054,413	9,181,079
Long term financial liabilities	0	0	0
Cash dividends	N/A	N/A	N/A

First Quarter Ended August 31, 2010 and Transfer of Net Assets

The Company ended the first quarter with $35,485,177 of cash and cash equivalents.  The Company spent $6,282,681 in exploration costs excluding stock-based compensation in the first quarter of 2011.  Stock-based compensation expense of $3,063,947 in the first quarter was primarily due to the granting of options and recognizing the expense associated with the vesting of certain stock options granted during the quarter to employees and consultants.

Discontinued Operations and Transfer of the Nevada and Other Alaska Business under the Arrangement

On August 26, 2010, the Company completed the arrangement under the Plan of Arrangement ("Arrangement&") pursuant to which it transferred its other existing Alaska (other than the Livengood project) and Nevada assets ("Nevada and Other Alaska Business&") to a new public company, Corvus.

Under the Arrangement, each shareholder of the Company received one Corvus common share for every two ITH common shares held as at the effective date of the Arrangement as a return of capital and exchanged each existing common share of ITH for a new common share of ITH.  The "new&" ITH common shares are identical in every respect (other than CUSIP number) to the "old&" ITH common shares.  ITH has transferred its wholly-owned subsidiaries, Raven Gold Alaska Inc. ("Raven Gold&"), incorporated in Alaska, and Talon Gold Nevada Inc. ("Talon Nevada&"), incorporated in Nevada to Corvus.   Following this transfer and related transactions, there was an indirect spin-out of certain of its mineral properties, Chisna, West Pogo, Terra and LMS in Alaska, and North Bullfrog in Nevada (the "Spin-out Properties&"), (together the "Nevada and Other Alaska Business&").

The Company did not realize any gain or loss on the transfer of the Nevada and Other Alaska Business, which was comprised of a working capital contribution of $3,300,000 and the other Nevada and Other Alaska assets and liabilities as at the effective date of the Arrangement.  Costs of the Arrangement, comprised principally of legal and regulatory expense, amounted to $400,594 during the period.

As a result of the Arrangement being completed during the quarter, the Company has accounted for results related to the Nevada and Other Alaska Business up to the effective date of the Arrangement as discontinued operations (see below) and as a result the balance sheet of the Company at August 31, 2010 excludes the assets and liabilities related to the discontinued operations and reflects the decreased deficit which arises on the transfer of the Nevada and Other Alaska Business assets to Corvus, consequently, there are significant differences when compared to the quarter ended May 31, 2010.  Due to the ongoing exploration at Livengood and the transfer of $3.3 million and the Nevada and Other Alaska Business to Corvus, the assets of the Company have decreased by approximately $10 million.

The amount recognized as loss from discontinued operations includes the direct operating results of the Nevada and Other Alaska Business and an allocation of head office general and administrative expense.  The allocation of head office general and administrative expense was calculated on the basis of the ratio of costs incurred on the Spin-out Properties in each period presented as compared to the costs incurred on all mineral properties of the Company in each of the periods.   Management cautions readers of these financial statements, that the allocation of expenses does not necessarily reflect future general and administrative expenses.

The Company has, in accordance with CICA 3475, "Disposal of Long-lived Assets and Discontinued Operations&", accounted for the financial results associated with the Nevada and Other Alaska Business up to the date of the Arrangement as discontinued operations in its financial statements and has reclassified the related amounts for the current and prior period.

The following table shows the results related to discontinued operations for the three month periods ended August 31, 2010 and 2009. Included therein is $756,202 (2009 - $3,642) of stock-based compensation charges:

	Three Months ended August 31
	2010	2009
Administration	$ 1,780	$ 2,603
Charitable donations	5,413	2,108
Consulting	265,721	50,526
Foreign exchange gain	(20,318)	1,516
Insurance	10,099	9,858
Investor relations	130,737	28,028
Office	7,214	9,860
Professional fees	40,741	45,776
Property investigations	291	55
Regulatory	3,816	3,305
Rent	5,302	8,814
Telephone	2,418	1,447
Travel	5,625	16,128
Wages and benefits	475,318	58,678
Loss from discontinued operations	$ 934,157	$ 238,702

The transfer of the assets is summarized in the table below:

	August 25, 2010	May 31, 2010
Cash and cash equivalents	$ 1,203,240	$ -
Accounts receivable	199	97
Prepaid expenses	3,200	13,566
Mineral Properties	12,392,408	12,245,690
Accounts payable	(773,264)	(46,959)
Net assets transferred to Corvus	$ 12,825,783

The following is a summary of quarterly results from the Company's unaudited quarterly consolidated financial statements reflects information relating to continuing operations:

Three Months ended August 31	2010	2009
Interest income	$ 60,537	$ 26,728
Stock-based compensation	$ 3,063,947	$ 9,821
Net loss from continuing operations	$ (4,168,174)	$ (621,657)
Basic and diluted loss per common share	$ (0.06)	$ (0.01)

As at	August 31, 2010	May 31, 2010
Working capital from continuing operations	$ 32,138,160	$ 42,978,784
Total assets from continuing operations	$ 88,158,603	$ 86,134,309
Total liabilities	$ 4,196,595	$ 1,226,000
Share capital	$ 103,428,374	$ 124,277,370

Three Months ended August 31, 2010 Compared to Three Months ended August 31, 2009

For three months ended August 31, 2010, the Company had a net loss of $5,102,331, as compared to a net loss of $860,359 in the comparative period of the prior year.  The increased loss of $4,241,972 in the current period was due to a combination of factors discussed below.

General and administrative (operating) expenses for the period totalled $4,900,179 compared to $885,454 in 2009.  These figures combine the Company's continued and discontinued operations as overall expense categories and are best understood on a combined basis for this quarter due to the timing of the Arrangement transaction late in the quarter on August 25, 2010.  As discussed above, operating costs were allocated to Corvus on the basis of the ratio of Spin-out Properties book values to the book values of all properties during the quarter and up to the date of the Arrangement transaction. For the quarter ended August 31, 2010, 19.8% of eligible costs were allocated to Corvus.

2010	Combined	Allocated to Corvus	Net to ITH
Consulting	$1,347,868	$ (265,721)	$ 1,082,147
Administration	9,621	(1,780)	7,841
Property investigation	939	(291)	648
Charitable donations	27,347	(5,413)	21,934
Amortization	6,406		6,406
Insurance	56,309	(10,099)	46,210
Office	43,441	(7,214)	36,227
Professional fees	203,980	(40,741)	163,239
Regulatory	20,625	(3,816)	16,809
Rent	29,410	(5,302)	24,108
Investor relations	631,098	(130,737)	500,361
Telephone	13,590	(2,418)	11,172
Wages / benefits	2,477,952	(475,318)	2,002,634
Travel	31,593	(5,625)	25,968
Subtotal	4,900,179	(954,475)	3,945,704
Foreign exchange loss (gain)	(9,905)	20,318	10.413
	4,890,	(954,475)	3,945,704

2009	Combined	Allocated to Corvus	Net to ITH
Consulting	$ 186,775	$ (50,526)	$ 136,249
Administration	9,621	(2,603)	7,018
Property investigation	250	(55)	195
Charitable donations	7,793	(2,108)	5,685
Amortization	9,807	-	9,807
Insurance	36,442	(9,858)	26,584
Office	36,448	(9,860)	26,588
Professional fees	168,034	(45,776)	122,258
Regulatory	12,216	(3,305)	8,911
Rent	32,581	(8,814)	23,767
Investor relations	103,610	(28,028)	75,582
Telephone	5,349	(1,447)	3,902
Wages / benefits	216,909	(58,678)	158,231
Travel	59,619	(16,128)	43,491
Subtotal	885,454	(240,218)	648,268
Foreign exchange loss (gain)	17,883	(1,516)	16,367
	$ 903,337	$ (238,702)	$ 664,635

During the quarter ended August 31, 2010, some expense categories increased significantly when compared with the comparative period of the prior year.  Consulting fees increased to $1,347,868 (2009 - $186,775) mainly due to stock-based compensation expenses of $1,260,389 during the current quarter compared to $nil in the comparative of the prior year.  This is offset by a decrease in consulting personnel which was in the comparative period of the prior year directly related to corporate and exploration activities in 2009.  Professional fees increased to $203,980 (2009 - $168,034) mainly due to stock-based compensation expenses of $90,956 during the current quarter compared to $nil in the comparative of the prior year.  As well, the Company increased its audit accrual in the current quarter by approximately $9,500 in anticipation of the increased disclosure requirement due to the Arrangement.  There was also an increase in accounting personnel which increased the professional fees in the current quarter by approximately $8,000.  These are all offset by a decrease in legal fees in the current quarter of approximately $60,000.  The decrease in legal fees was mainly due to the Company's focus on the Arrangement which resulted in other legal fees included under Spin-out (cost) recovery.  Wages increased to $2,477,952 (2009 - $216,909) mainly due to stock-based compensation expenses of $2,078,993 during the current quarter compared to $nil in the comparative quarter of the prior year.  The additional increase was due to higher labour costs per person combined with additional personnel and officers being hired in the current period.  Insurance costs increased to $56,309 (2009 - $36,442) due to increased coverage for general liability and contractor equipment now required for the level of exploration activity currently underway at Livengood.

Investor relations expenses increased to $631,098 (2009 - $103,610) mainly due to stock-based compensation expenses of $389,811 during the current quarter compared to $13,463 in the comparative quarter of the prior year.  The additional increase of $151,140 was due to a combination of an increase in the number of personnel, an increase in investor relations-related travelling, an increase in the number and amount of mail-outs, printing and reproduction due to the Company's increased effort in fully informing the investment community during the Arrangement process.

Other expenses categories which reflected only moderate change period over period were charitable donations of $27,347 (2009 - $7,793), regulatory expenses of $20,625 (2009 - $12,216) and travel expenses of $31,593 (2008 - $59,619).

Other items amounted to a loss of $202,152 compared to an income of $25,095 in the same period of the prior year.  The increased loss in the current period resulted from an increase in interest income of $60,537 (2009 - $26,728) due to the Company having a stronger cash position.  There was an additional expense of $400,594 related to legal and regulatory costs of the Arrangement in the current quarter compared to $nil in the comparative period of the prior year.  The changes in foreign exchange losses of $9,904 (2009 - $17,883) and the unrealized gain (loss) on held for trading investments of $128,000 (2009 - $16,250) are both the result of factors outside of the Company's control.

Stock-based compensation ("SBC&")

SBC charges for the quarter-ended August 31, 2010 of $3,063,947 (2009 - $9,821) were allocated as follows:

Three months ended August 31, 2010	Before allocation of SBC	SBC	After Allocation of SBC
Investor relations	$ 187,714	$ 312,647	$ 500,361
Consulting	71,253	1,010,894	1,082,147
Wages and benefits	335,179	1,667,455	2,002,634
Professional fees	90,288	72,951	163,239
		$ 3,063,947

Three months ended August 31, 2009	Before allocation of SBC	SBC	After Allocation of SBC

Investor relations	$ 65,761	$ 9,821	$ 75,582

Supplemental Information:

Comparison to Prior Quarterly Periods - Continuing Operations

Description	August 31, 2010	May 31, 2010
Interest Income	$ 60,537	$ 29,643
Net loss for the period	(4,168,174)	(7,800,669)
Basic and diluted loss per common share	(0.06)	(0.13)

The following selected financial information is a summary of quarterly results taken from the Company's unaudited quarterly consolidated financial statements:

Comparison to Prior Quarterly Periods

Description	August 31, 2010	May 31, 2010	February 28, 2010	November 30, 2009	August 31, 2009	May 31, 2009	February 28, 2009	November 30, 2008
Interest Income	$ 60,537	$ 29,643	$ 28,488	$ 32,077	$ 26,728	$ 13,697	$ 10,040	$ 32,012
Net loss for the period - continuing operations	(4,168,174)	(7,800,669)	(3,373,101)	(2,507,666)	(621,657)	-	-	-
Net loss for the period - discontinued operations	(934,157)	(2,114,927)	(531,654)	(679,950)	(238,702)	-	-	-
Net loss for the period	(5,102,331)	(9,915,596)	(3,904,755)	(3,187,616)	(860,359)	(3,168,530)	(1,850,180)	(3,919,265)
Basic and diluted loss per common share	(0.07)	(0.16)	(0.07)	(0.05)	(0.02)	(0.07)	(0.04)	(0.09)

Liquidity and Capital Resources

The Company has no revenue generating operations from which it can internally generate funds.  To date, the Company's ongoing operations have been predominantly financed by the sale of its equity securities by way of private placements and the subsequent exercise of share purchase warrants and broker warrants and options issued in connection with such private placements.  However, the exercise of warrants/options is dependent primarily on the market price and overall market liquidity of the Company's securities at or near the expiry date of such warrants/options (over which the Company has no control) and therefore there can be no guarantee that any existing warrants/options will be exercised.  In addition, the Company can raise funds through the sale of interests in its mineral properties, although current market conditions have substantially reduced the number of potential buyers/acquirors of any such interest(s).  This situation is unlikely to change until such time as the Company can develop a bankable feasibility study for the Livengood projects.

As at August 31, 2010, the Company reported cash and cash equivalents of $35,485,177 compared to $43,460,324 at May 31, 2010.  The decrease of approximately $8 million resulted both from the completion of the Arrangement, pursuant to which $3.3 million in cash and the expenditures on the Spin-out Properties plus an allocation of administrative expenses were transferred to Corvus, and from the expenditures on its Livengood project through the 2010-2011 exploration season.  The Company continues to utilize its cash resources to fund the Livengood project exploration and administrative requirements.  During the quarter ended August 31, 2010, the Company had changes in its cash position as the net result of shares issuance in financing activities totalling $2,183,116 for the period, being issuances to AngloGold on a private placement basis for gross proceeds of $2,183,116 (2009 - $3,264,998) plus the issuance of shares upon the exercise of incentive stock options and warrants of $2,009,842 (2009 - $nil) less share issuance costs of $8,657 (2009 - $35,109)).  Offsetting this were investing activities comprised primarily of mineral property expenditures of $7,028,161 (2009 - $6,482,529) and general operating costs of $1,195,202 during the period (2009 - $507,991).

As at August 31, 2010, the Company had working capital of $32,138,160 compared to working capital of $42,945,488 at May 31, 2010.  The Company expects that it will operate at a loss for the foreseeable future and that, although it believes the current cash and cash equivalents will be sufficient for it to complete the planned exploration programs and pre-feasibility study activities at Livengood, and its currently anticipated general and administrative costs, for the next 18 months to April 2012, it will require significant additional financing to fund the further exploration at Livengood and the initiation and completion of a feasibility study at Livengood and to continue its operations (including general and administrative expenses) beyond that date.

The Company currently has entered into agreements for additional funding as detailed under "Financing Activities&" which it believes will provide the necessary financing to carry the Company through to the completion of both the pre-feasibility study currently underway and any feasibility study that may be commissioned for the Livengood deposit.  However, the Company will require significant additional financing in connection with the development of any mine that may be determined to be built at Livengood, and there is no assurance that the Company will be able to obtain the additional financing required on acceptable terms, if at all.  There is significant uncertainty that the Company will be able to secure any additional financing in the current equity markets - see "Risk Factors - Insufficient Financial Resources/Share Price Volatility&".  The quantity of funds to be raised and the terms of any proposed equity financing that may be undertaken will be negotiated by management as opportunities to raise funds arise.  Specific plans related to the use of proceeds will be devised once financing has been completed and management knows what funds will be available for these purposes.

The Company has no exposure to any asset-backed commercial paper.  Other than cash held by its subsidiaries for their immediate operating needs in Alaska and Colorado, all of the Company's cash reserves are on deposit with a major Canadian chartered bank or invested in Government of Canada Treasury Bills or Banker's Acceptances issued by major Canadian chartered banks.  The Company does not believe that the credit, liquidity or market risks with respect thereto have increased as a result of the current market conditions.  However, in order to achieve greater security for the preservation of its capital, the Company has, of necessity, been required to accept lower rates of interest which has also lowered its potential interest income.

There were no material changes in the Company's specified contractual obligations (as disclosed in its annual MD&A dated August 23, 2010) during the quarter ended August 30, 2010 or up to the date of this MD&A other than in the normal course of business.

Transactions with Related Parties

During the three months ended August 31, 2010, the Company incurred the following related party expenditures.  These figures do not include stock-based compensation.

Name	Relationship	Purpose of transaction	Amount
Steve Aaker	Director of the Company	Director's fees	$ 4,890
Ron Sheardown	Director of the Company	Director's fees	$ 4,890
Michael Bartlett	Director of the Company	Director's fees	$ 4,890
Anton Drescher	Director of the Company	Director's fees	$ 4,890
Rowland Perkins	Director of the Company	Director's fees	$ 4,890
Timothy Haddon	Director of the Company	Director's fees	$ 4,890
Daniel Carriere	Director of the Company	Director's fees	$ 4,890
Jeff Pontius	President & CEO of the Company	Wages & Benefits	$ 63,652
Carl Brechtel	COO of the Company	Wages & Benefits	$ 45,411
Lawrence Talbot	VP & General Counsel of the Company	Wages & Benefits	$ 10,187
Russell E. Myers	VP, Exploration of the Company	Wages & Benefits	$ 41,374
Winslow Associates Management and Communications Inc.	Company controlled by the CFO of the Company	Consulting	$ 18,337
Quatloo Investment Management Inc.	Company controlled by the VP, Corporate Communications of the Company	Investor relations	$ 31,783
Lawrence W. Talbot Law Corporation	Company controlled by VP, Counsel of the Company	Professional fees	$ 10,425
Cardero Resource Corp.	Company with common officers and directors	Administration	$ 7,841
Cardero Resource Corp.	Company with common officers and directors	Rent	$ 5,204

The Company has entered into a retainer agreement dated August 1, 2008 with Lawrence W. Talbot Law Corporation ("LWTLC&"), pursuant to which LWTLC agrees to provide legal services to the Company.  Pursuant to the retainer agreement, the Company has agreed to pay LWTLC a minimum annual retainer of $50,000 (plus applicable taxes and disbursements).  The retainer agreement may be terminated by LWTLC on reasonable notice, and by the Company on one year's notice (or payment of one year's retainer in lieu of notice).  An officer of the Company is a director and shareholder of LWTLC.

The Company also entered into a private placement transaction with AngloGold as discussed under "Financing Activities&".  This transaction is considered to be a related party transaction by virtue of the ownership by AngloGold of in excess of 10% of the Company's outstanding common shares.

These transactions with related parties have been valued in these financial statements at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Proposed Transactions

As at the date of this MD&A there are no proposed transactions that the board of directors, or senior management who believe that confirmation of the decision by the board is probable, have decided to proceed with and that have not been publicly disclosed.

Critical Accounting Estimates

The preparation of the Company's financial statements in conformity with Canadian generally accepted accounting principles ("GAAP&") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Areas requiring the use of estimates in the preparation of the Company's financial statements include the rates of amortization for equipment, the recoverability of mineral properties, the assumptions used in the determination of the fair value of financial instruments and SBC, allocation of administrative expenses to discontinued operations, and the determination of the valuation allowance for future income tax assets and accruals.  Management believes the estimates used are reasonable; however, actual results could differ materially from those estimates and, if so, would impact future results of operations and cash flows.

Changes in Accounting Policies Including Initial Adoption

Convergence with IFRS

In March 2009, the Canadian Accounting Standards Board reconfirmed in its second omnibus Exposure Draft that Canadian GAAP for publicly accountable enterprises will be replaced by IFRS for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. Companies will be required to provide IFRS comparative information for the previous year, starting in the quarter ending August 31, 2011.  The Company commenced its IFRS conversion project in 2009, and expects to be completed prior to May 2011.

The Company's IFRS conversion project will be governed by members of the audit committee and the Board of Directors to monitor the progress and make critical decisions in the transition to IFRS, and to approve all transition policies.  This project will consist of three main phases:

Preliminary planning and scoping: This phase includes the development of a work plan and a review of the major differences between Canadian GAAP, IFRS, and the IFRS requirements based on their financial reporting impact, business impact and complexity.

Assessment and design: This phase will involve determining the specific impacts to the Company based on the application the IFRS requirements.  This will include the design and development of detailed solutions and work plans by each key area to address implementation requirements.  In addition, impact analysis will be performed on all areas of business, including tax.  Accounting policies will be finalized, first-time adoption exemptions will be considered, and a detailed implementation plan will be developed.

Implementation: This phase will include implementing the required changes for IFRS compliance.  All IFRS conversion impacts will be approved and finalized to allow for the conversion of tax policies and the preparation of opening IFRS balances.

Currently, the Company has completed the preliminary planning stage.  During this phase of the conversion project it was determined that, due to the Company's nature of business at this time, no significant differences between new IFRS requirements and the current application of Canadian GAAP were identified.  However, due to the uncertainty surrounding what IFRS will exist at the changeover date, management cannot reasonably assess the financial impact that IFRS will have on the Company's financial statements at this time and it may not be able to do so with any certainty at any time prior to conversion.

Financial Instruments and Other Instruments

The carrying values of the Company's financial instruments, which include cash and cash equivalents, marketable securities, accounts receivable, and accounts payable and accrued liabilities, approximate their respective fair values due to their short-term maturity.  Due to the short term of all such instruments, the Company does not believe that it is exposed to any material risk with respect thereto.

The Company's cash at August 31, 2010 was $35,485,177 of which $78,601 was held in US dollars.

The Company's receivables and payables at August 31, 2010 were normal course business items that are settled on a regular basis.  The Company's investment in Millrock Resources Inc. (‘Millrock&") and Ocean Park Ventures Corp. ("OPV&") were carried at quoted market value, and were classified as "held-for-trading&" for accounting purposes.  The Company has no current plans to dispose of any significant portion of its investments in Millrock and OPV.

Management's Report on Internal Control Over Financial Reporting

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting.  Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of the Company's financial reporting for external purposes in accordance with accounting principles generally accepted in Canada and in the United States of America.  Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect our transactions and dispositions of the assets of the Company; providing reasonable assurance that transactions are recorded as necessary for preparation of our financial statements in accordance with generally accepted accounting principles; providing reasonable assurance that receipts and expenditures are made in accordance with authorizations of management and the directors of the Company; and providing reasonable assurance that unauthorized acquisition, use or disposition of Company's assets that could have a material effect on our financial statements would be prevented or detected on a timely basis.  Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements would be prevented or detected.

Management conducted an evaluation of the effectiveness of the Company's internal control over financial reporting based on the framework and criteria established in Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission.  This evaluation included review of the documentation of controls, evaluation of the design effectiveness of controls, testing of the operating effectiveness of controls and a conclusion on this evaluation.  Based on this evaluation, management concluded that the Company's internal control over financial reporting was effective as of August 31, 2010.

Changes in Internal Control Over Financial Reporting

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP.  The Chief Executive Officer and Chief Financial Officer have concluded that there has been no change in the Company's internal control over financial reporting during the quarter ended August 31, 2010 that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

Disclosure of Outstanding Share Data

Shares

The authorized share capital consists of 500,000,000 common shares without par value.  As at August 31, 2010 there were 67,643,155 common shares issued and outstanding, and as at the date of this MD&A there were 67,643,155 shares outstanding.

The number of outstanding common shares was reduced by 107 common shares on August 26, 2010 as a consequence of the Company's registrar and transfer agent, Computershare Investor Services Inc. cancelling 107 common shares which represented aggregated fractions of common shares generated by previous share consolidations and which should have been cancelled at the time of such share consolidations but were not.

Options

A summary of the status of the Company's 2006 Incentive Stock Option Plan as of August 31, 2010, and changes during the quarter ended August 31, 2010 is presented below:

Stock option transactions are summarized as follows:

	August 31, 2010		May 31, 2010
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Options outstanding, beginning of year	5,822,200	$5.08	5,645,000	$2.13
Granted	1,495,000	$6.57	3,085,000	$7.39
Exercised	(1,062,200)	($1.76)	(2,907,800)	($1.82)
Expired	(5,000)	($1.75)	-	-

Options outstanding, end of year

6,250,000	$6.00	5,822,200	$5.08

Stock options outstanding are as follows:

	August 31, 2010			May 31, 2010
Expiry Date	Exercise Price	Number of Shares	Exercisable at Period End	Exercise Price	Number of Shares	Exercisable at Year End

July 16, 2010	-	-	-	$1.75	1,057,200	1,057,200
March 12, 2011	$2.66	755,000	755,000	$2.66	765,000	765,000
May 20, 2011	$3.15	915,000	915,000	$3.15	915,000	915,000
January 12, 2012	$7.95	250,000	250,000	$7.95	250,000	250,000
April 14, 2012	$7.34	2,835,000	2,835,000	$7.34	2,835,000	2,835,000
August 19, 2012	$6.57	1,495,000	1,495,000	-	-	-
		6,250,000	6,250,000		5,822,200	5,822,200

During the three months ended August 31, 2010, 1,495,000 share purchase options at a price of $6.57 per share were granted to employees, directors and consultants; 1,052,200 incentive stock options at $1.75 and 10,000 stock options at $2.66 were exercised; and 5,000 stock options at $1.75 expired.

Subsequent to August 31, 2010, no options were granted or exercised.  Accordingly, as at the date of this MD&A, there were 6,250,000 stock options outstanding.

Warrants

Warrant transactions during the quarter ended August 31, 2010 are summarized as follows:

	Three months ended August 31, 2010		Year ended May 31, 2010
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price

Warrants exercisable, beginning of year	48,099	$2.95	294,000	$2.95
Exercised	(48,099)	($2.95)	(245,901)	($2.95)
Warrants exercisable, end of year	-	-	48,099	$2.95

There were no warrants outstanding at August 31, 2010:

During the three months ended August 31, 2010, no warrants have been issued, and 48,099 warrants at $2.95 per share have been exercised.  Subsequent to August 31, 2010 no share purchase warrants were issued or exercised.  Accordingly, as at the date of this MD&A, there are no share purchase warrants outstanding.

Additional Sources of Information

Additional disclosures pertaining to the Company, including its most recent Annual Information Form, financial statements, management information circular, material change reports, press releases and other information, are available on the SEDAR website at www.sedar.com or on the Company's website at www.ithmines.com.  Readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties.